EXHIBIT 10.4
Execution Copy

COMBINATION AGREEMENT
By and Among
INTEGRATED PRODUCTION SERVICES, INC.,
COMPLETE ENERGY SERVICES, INC.,
COMPLETE ENERGY SERVICES, LLC,
I.E. MILLER SERVICES, INC.,
and
I.E. MILLER SERVICES, LLC
Dated as of August 9, 2005

COMBINATION AGREEMENT

i

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Amended and Restated Shareholders Agreement of IPS
Exhibit B	Combined Company Financial Statements
Exhibit C	Form of Shareholders Consent of SCF and the stockholders of Complete
Exhibit D	Form of Shareholders Consent of SCF and the stockholders of I.E. Miller
Exhibit E	Form of Shareholders Consent of SCF and the stockholders of IPS
Exhibit F	Form of Amended and Restated Certificate of Incorporation for IPS
Exhibit G	Form of Amended and Restated Bylaws of IPS
Exhibit H	Commitment Letter

SCHEDULES

Complete Disclosure Schedule

Section 5.2	Subsidiaries
Section 5.3	Capitalization
Section 5.6	No Undisclosed Liabilities
Section 5.7	No Violation
Section 5.8	Compliance with Laws; Permits
Section 5.9	Litigation
Section 5.11	Title of Assets
Section 5.12	Tax Matters
Section 5.13	Intellectual Property
Section 5.14	Environmental Matters
Section 5.15	Benefit Plans and Material Documents
Section 5.16	Material Contracts
Section 5.17	Real Property
Section 5.18	Absence of Certain Changes
Section 5.19	Insurance Coverage
Section 5.20	Affiliate Transactions
Section 5.21	Customer, Supplier and Employee Relations
Section 5.22	Other Employment Matters
Section 5.23	Product and Service Warranties; Liability Defects; Liability
Section 8.2(h)	Proposed Acquisitions

I.E. Miller Disclosure Schedule

Section 6.2	Subsidiaries
Section 6.3	Capitalization
Section 6.6	No Undisclosed Liabilities
Section 6.7	No Violation
Section 6.8	Compliance with Laws; Permits
Section 6.9	Litigation
Section 6.11	Title of Assets

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Section 6.12	Tax Matters
Section 6.13	Intellectual Property
Section 6.14	Environmental Matters
Section 6.15	Benefit Plans and Material Documents
Section 6.16	Material Contracts
Section 6.17	Real Property
Section 6.18	Absence of Certain Changes
Section 6.19	Insurance Coverage
Section 6.20	Affiliate Transactions
Section 6.21	Customer, Supplier and Employee Relations
Section 6.22	Other Employment Matters
Section 6.23	Product and Service Warranties; Liability Defects; Liability

IPS Disclosure Schedules

Section 7.2	Subsidiaries
Section 7.3	Capitalization
Section 7.6	No Undisclosed Liabilities
Section 7.7	No Violation
Section 7.8	Compliance with Laws; Permits
Section 7.9	Litigation
Section 7.11	Title of Assets
Section 7.12	Tax Matters
Section 7.13	Intellectual Property
Section 7.14	Environmental Matters
Section 7.15	Benefit Plans and Material Documents
Section 7.16	Material Contracts
Section 7.17	Real Property
Section 7.18	Absence of Certain Changes
Section 7.19	Insurance Coverage
Section 7.20	Affiliate Transactions
Section 7.21	Customer, Supplier and Employee Relations
Section 7.22	Other Employment Matters
Section 7.23	Product and Service Warranties; Liability Defects; Liability

Condition Schedules

Schedule 8.9	Agreements to be Terminated at Closing
Schedule 9.1(i)	IPS Directors
Schedule 9.2(h)	Indebtedness to be Paid at Closing
Schedule 9.2(i)	Third Party Consents and Approvals
Schedule 9.2(j)	Form of Legal Opinion

COMBINATION AGREEMENT
     This Combination Agreement, dated as of August 9, 2005 (this “Agreement”), is by and among Integrated Production Services, Inc., a Delaware corporation (“IPS”), Complete Energy Services, Inc., a Delaware corporation (“Complete”), Complete Energy Services, LLC, a Delaware limited liability company (“Merger Sub-CES”), I.E. Miller Services, Inc., a Delaware corporation (“I.E. Miller”) and I.E. Miller Services, LLC, a Delaware limited liability company (“Merger Sub-IEM”).
W I T N E S S E T H:
     WHEREAS, the parties to this Agreement desire to effect a combination of the businesses conducted by IPS, Complete and I.E. Miller (collectively, the “Combining Companies”);
     WHEREAS, in order to effectuate the foregoing, Complete, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), will merge with and into Merger Sub-CES in a merger (the “Complete Merger”) in which Merger Sub-CES shall be the surviving company, and I.E. Miller, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the DLLCA, will merge with and into Merger Sub-IEM in a merger (the “I.E. Miller Merger” and together with the Complete Merger, the “Mergers”) in which Merger Sub-IEM shall be the surviving company;
     WHEREAS, the respective committees of independent directors (not affiliated with SCF) (the “Independent Committees”) of the Boards of Directors of IPS, Complete and I.E. Miller have each recommended this Agreement to its respective Board of Directors; and
     WHEREAS, the respective Boards of Directors of IPS, Complete and I.E. Miller have each determined that the Mergers are advisable and in the best interest of their respective stockholders and have approved this Agreement upon the terms and subject to the conditions set forth in this Agreement and the sole members of Merger Sub—CES and Merger Sub—IEM have approved the Mergers upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
     The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Agreement referred to below:
     “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. As used in this definition, the term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning specified in the opening paragraph hereof.
     “Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including any deferred compensation, executive compensation, bonus or incentive plan, any cafeteria plan or any holiday or vacation plan or practice.
     “Business Day” shall mean any day other than a Saturday, a Sunday or any other day when banks are not open for business in Houston, Texas.
     “Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person, and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.
     “Capitalized Lease Obligations” shall mean the obligations of such Person that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations.
     “Closing” shall have the meaning set forth in Section 4.1.
     “Closing Date” shall have the meaning set forth in Section 4.1.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Combining Companies” shall have the meaning set forth in the recitals hereof.
     “Complete” shall have the meaning specified in the opening paragraph hereof.
     “Complete Common Stock” shall mean the common stock, par value $.01 per share, of Complete.

     “Complete Disclosure Schedule” shall have the meaning set forth in Article V.
     “Complete Dissenting Shares” shall have the meaning set forth in Section 2.15.
     “Complete Dissenting Stockholders” shall have the meaning set forth in Section 2.15.
     “Complete Financial Statements” shall have the meaning set forth in Section 5.5.
     “Complete Leased Real Property” shall have the meaning set forth in Section 5.17(b).
     “Complete Material Contract” shall have the meaning set forth in Section 5.16(a).
     “Complete Merger” shall have the meaning set forth in the recitals hereof.
     “Complete Option” shall have the meaning set forth in Section 2.8.
     “Complete Option Plan” shall mean the Complete Energy Services, Inc. 2003 Stock Incentive Plan.
     “Complete Owned Real Property” shall have the meaning set forth in Section 5.17(a).
     “Complete Per Share Merger Consideration” shall have the meaning set forth in Section 2.7(a).
     “Complete Real Property” shall have the meaning set forth in Section 5.17(a).
     “Complete Surviving Company” shall have the meaning set forth in Section 2.1.
     “Confidential Solicitation Statement” shall mean a solicitation statement to be mailed as soon as reasonably practicable after the date hereof to the holders of Complete Common Stock, the holders of I.E. Miller Common Stock and the holders of IPS Common Stock seeking their consent for the Mergers.
     “Constituents of Concern” shall mean any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos in a friable condition, PCB or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any Environmental Law.
     “Contract” shall mean any lease, agreement, contract, commitment or other legally binding contractual right or obligation (whether written or oral).
     “DGCL” shall have the meaning set forth in the recitals hereof.
     “Dividend” shall mean an aggregate dividend of $150 million to be paid to the stockholders of IPS on or as soon as reasonably practicable after the Closing Date and following the Effective Time.

     “DLLCA” shall have the meaning set forth in the recitals hereof.
     “Effective Time” shall mean (a) when used in the context of the Complete Merger, the time and date of the filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the Complete Merger or such later time and date as is specified in such certificate of merger, (b) when used in the context of the I.E. Miller Merger, the time and date of the filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the I.E. Miller Merger or such later time and date as is specified in such certificate of merger and (c) when used in the context of the Mergers collectively, the latest time and date of the foregoing times and dates specified in clauses (a) and (b).
     “Environmental Claims” shall mean administrative, regulatory or judicial actions, suits, written demands, demand letters, written claims, liens, citations, summonses, written notices of non-compliance or violation, requests for information, investigations or proceedings relating in any way to the Release of Constituents of Concern or any Environmental Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Constituents of Concern or arising from an alleged injury or threat of injury to human health and safety or the environment.
     “Environmental Condition” shall mean with respect to a particular Combining Company or its Subsidiaries a condition with respect to the environment that has resulted or would reasonably be expected to result in a material loss, liability, cost or expense to such Combining Company or its Subsidiaries.
     “Environmental Law” shall mean any Law, administrative interpretation having the force and effect of law, administrative order, consent decree or judgment relating to the environment, human health and safety, including CERCLA, and any state and local counterparts or equivalents.
     “Environmental Permits” shall mean all Permits issued by Governmental Authorities that are required by Environmental Laws.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Existing Policy” shall mean have the meaning set forth in Section 8.13(b).
     “Financing” shall mean the debt financing described in the commitment letter attached hereto as Exhibit H.
     “Foreign Plan” shall mean each Benefit Plan that is a governmental or nongovernmental and/or industrial or nonindustrial retirement, welfare or other benefit plan, program, agreement or arrangement respecting the foreign operations of any Subsidiary of a Combining Company organized outside the United States or its territories and for the benefit of any current or former employee, officer or director of any Subsidiary of a Combining Company organized outside the United States or its territories.
     “GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.
     “Governmental Authorities” shall mean the country, state, province, county, city and political subdivisions in which any property of IPS, Complete or I.E. Miller, respectively, is located or which exercises jurisdiction over any such property or entity, and any agency, department, commission, board, bureau or instrumentality of any of them which exercises jurisdiction over any such property or entity.
     “I.E. Miller” shall have the meaning specified in the opening paragraph hereof.
     “I.E. Miller Common Stock” shall mean the common stock, par value $.01 per share, of I.E. Miller.
     “I.E. Miller Disclosure Schedule” shall have the meaning set forth in Article VI.
     “I.E Miller Dissenting Shares” shall have the meaning set forth in Section 3.15.
     “I.E Miller Dissenting Stockholders” shall have the meaning set forth in Section 3.15.
     “I.E. Miller Financial Statements” shall have the meaning set forth in Section 6.5.
     “I.E. Miller Leased Real Property” shall have the meaning set forth in Section 6.17(b).
     “I.E. Miller Material Contracts” shall have the meaning set forth in Section 6.16(a).
     “I.E. Miller Merger” shall have the meaning set forth in the recitals hereof.
     “I.E. Miller Option” shall have the meaning set forth in Section 3.8.
     “I.E. Miller Option Plan” shall mean the I.E. Miller Services, Inc. 2004 Stock Incentive Plan.
     “I.E. Miller Owned Real Property” shall have the meaning set forth in Section 6.17(a).
     “I.E. Miller Per Share Merger Consideration” shall have the meaning set forth in Section 3.7(a).
     “I.E. Miller Real Property” shall have the meaning set forth in Section 6.17(b).
     “I.E. Miller Surviving Company” shall have the meaning set forth in Section 3.1.
     “Indebtedness” shall mean with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of the property or services, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument that have been drawn upon, (e) all Capitalized Lease Obligations, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (g) all indebtedness of any other Person of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.
     “Indemnified Persons” shall have the meaning set forth in Section 8.13.
     “Independent Committees” shall have the meaning set forth in the recitals hereof.
     “Intellectual Property Right” means any trademark, service mark, trade name, trade secret, patent, copyright, domain name (including applications for registration or renewal of any of the foregoing), or any other similar type of proprietary intellectual property right.
     “IPS” shall have the meaning specified in the opening paragraph hereof.
     “IPS Common Stock” shall mean the common stock of IPS, par value $.01 per share.
     “IPS Disclosure Schedule” shall have the meaning set forth in Article VII.
     “IPS Financial Statements” shall have the meaning set forth in Section 7.5.
     “IPS Leased Real Property” shall have the meaning set forth in Section 7.17(b).
     “IPS Lenders” shall mean the lenders in the Financing.
     “IPS Material Contract” shall have the meaning set forth in Section 7.16(a).
     “IPS Owned Real Property” shall have the meaning set forth in Section 7.17(a).
     “IPS Preferred Stock” shall have the meaning set forth in Section 7.3.
     “IPS Real Property” shall have the meaning set forth in Section 7.17(b).
     “Knowledge” shall mean (a) in the case of Complete, the actual knowledge of Joseph C. Winkler, Mike Mayer and Thomas Burke, (b) in the case of I.E. Miller, the actual knowledge of Eddie Soileau and Sherry Flato, and (c) in the case of IPS, the actual knowledge of Brian K. Moore, James Hill and Roger Rivet.
     “Latest Complete Balance Sheet” shall mean the unaudited consolidated balance sheet of Complete and its Subsidiaries as of June 30, 2005 contained in Exhibit B attached hereto.
     “Latest I.E. Miller Balance Sheet” shall mean the unaudited consolidated balance sheet of I.E. Miller and its Subsidiaries as of June 30, 2005 contained in Exhibit B attached hereto.

     “Latest IPS Balance Sheet” shall mean the unaudited consolidated balance sheet of IPS and its Subsidiaries as of June 30, 2005 contained in Exhibit B attached hereto.
     “Laws” shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.
     “Liens” shall mean any lien, pledge, charge, mortgage, security interest, encumbrance, or other adverse claim of any kind whatsoever.
     “Material Adverse Effect” shall mean with respect to any Combining Company any event, occurrence, fact, condition, change, development or effect, individually or in the aggregate (referred to herein as an “Event”), that has had or would reasonably likely to result in a material adverse change in the financial condition, results of operations, assets, business or properties of such Combining Company and its Subsidiaries, taken as a whole; provided, however, a Material Adverse Effect shall exclude any adverse changes or conditions to the extent such changes or conditions result from a general decline in the business of the oilfield services industry as a whole.
     “Merger Sub-CES” shall have the meaning specified in the opening paragraph hereof.
     “Merger Sub-IEM” shall have the meaning specified in the opening paragraph hereof.
     “Mergers” shall have the meaning set forth in the recitals hereof.
     “Order” shall mean any judgment, injunction, judicial or administrative order or decree.
     “Permits” shall have the meaning set forth in Section 5.8(b).
     “Permitted Lien” shall mean (a) mechanics’ Liens, workmen’s Liens, carriers’ Liens, repairmen’s Liens, landlord’s Liens or other like Liens arising or incurred in the ordinary course of business consistent with past practices in respect of obligations that are not overdue, (b) statutory Liens for Taxes, assessments and other similar governmental charges that are not overdue, (c) Liens incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in connection with the business of the respective Combining Company and its Subsidiaries and in the ordinary course of such business consistent with past practices, or (d) Liens that arise under zoning, land use and other similar imperfections of title that arise in the ordinary course of business and that, in the aggregate, could not reasonably be expected to materially affect the value, use or marketability of the property subject thereto.
     “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.
     “Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air,

surface water, groundwater and surface or subsurface strata) or into or out of any real property and related improvements, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.
     “SCF” shall mean SCF-IV, L.P., a Delaware limited partnership.
     “Subsidiary” shall mean, when used with reference to any entity, any corporation or other entity a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.
     “Tail Period” shall have the meaning set forth in Section 8.13(b).
     “Tail Policy” shall have the meaning set forth in Section 8.13(b).
     “Tax” shall mean with respect to any Person (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by such Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (b) any liability of such Person for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of such Person for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of such Person for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.
     “Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) and including any amendment thereof filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws relating to any Taxes.
     “Tax-Sharing Agreements” shall mean all existing Tax-sharing agreements or arrangements (whether or not written) that are binding on any Combining Company or its Subsidiaries.
ARTICLE II
THE COMPLETE MERGER
     Section 2.1 Merger of Complete into Merger Sub-CES. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger with respect to the Complete Merger, executed in accordance with the relevant provisions of the DGCL and the DLLCA. At the Effective Time, Complete shall merge with and into Merger Sub-CES and the separate existence of Complete shall cease.

Merger Sub-CES shall be the surviving company in the Complete Merger (hereinafter sometimes referred to as the “Complete Surviving Company”) and its separate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Complete Merger.
     Section 2.2 Effect of the Merger. The Complete Merger shall have the effects provided for in the DGCL and the DLLCA.
     Section 2.3 Certificate of Formation. From the Effective Time until duly amended, the Certificate of Formation of the Complete Surviving Company shall be identical to the Certificate of Formation, as amended or restated, of Merger Sub—CES immediately prior to the Effective Time.
     Section 2.4 Operating Agreement. From the Effective Time until duly amended, the operating agreement of the Complete Surviving Company shall be identical to the operating agreement of Merger Sub—CES immediately prior to the Effective Time.
     Section 2.5 Officers and Managers. IPS and Complete shall take all necessary action to cause the Managing Member of Merger Sub—CES immediately prior to the Effective Time to be the Managing Member of the Complete Surviving Company immediately following the Effective Time, until its successor is duly elected or appointed and qualified or its earlier death, resignation or removal in accordance with the Certificate of Formation and operating agreement of the Complete Surviving Company. The duly elected officers of Complete who hold office immediately prior to the Effective Time shall be the officers of the Complete Surviving Company and shall thereafter continue to hold such positions until their successors have been duly elected.
     Section 2.6 Membership Interests of Merger Sub-CES. Each membership interest of Merger Sub-CES outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.
     Section 2.7 Complete Common Stock.
     (a) Each share of Complete Common Stock outstanding immediately prior to the Effective Time shall by virtue of the Complete Merger and without any further action by the holder thereof cease to be outstanding and shall be cancelled and retired and cease to exist and shall be converted into 19.704 shares of IPS Common Stock (the “Complete Per Share Merger Consideration”), and each certificate which immediately prior to the Effective Time represented outstanding shares of Complete Common Stock shall at and after the Effective Time be deemed for all purposes to represent that number of shares of IPS Common Stock into which such shares of Complete Common Stock are convertible pursuant to this Section 2.7(a).
     (b) All shares of Complete Common Stock which immediately prior to the Effective Time are held in the treasury of Complete or owned by IPS or by any subsidiaries of Complete shall at the Effective Time be cancelled and retired and cease to exist, without the payment of any consideration therefor or any conversion thereof into IPS Common Stock.

     Section 2.8 Complete Stock Options. Before the Closing, the Board of Directors of Complete (or, if appropriate, any committee of the Board of Directors of Complete administering the Complete Option Plan) shall adopt such resolutions or take such other actions as may be required to effect adjustments to the terms of all options outstanding under the Complete Option Plan to provide that each such option outstanding immediately prior to the Effective Time (each, a “Complete Option”) shall be converted as of the Effective Time into an option to purchase the number of shares of IPS Common Stock equal to the Complete Per Share Merger Consideration, multiplied by the number of shares of Complete Common Stock that could have been obtained immediately prior to the Effective Time upon the exercise of each such option as if such options were fully vested at such time, at an exercise price per share equal to the aggregate exercise price for the shares of Complete Common Stock purchasable pursuant to such Complete Option immediately prior to its conversion divided by the aggregate number of shares of IPS Common Stock purchasable pursuant to such Complete Option immediately after its conversion. At the Effective Time, IPS shall assume the Complete Option Plan, with the result that all obligations of Complete under the Complete Option Plan shall be obligations of IPS following the Effective Time. In connection with the Dividend, each Complete Option that has been converted into an option to purchase IPS Common Stock pursuant to this Section 2.8 will be adjusted as set forth in Section 4.3.
     Section 2.9 IPS Common Stock. All shares of IPS Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Complete Merger.
     Section 2.10 Issuance of New Certificates. Each holder of a certificate or certificates representing shares of Complete Common Stock immediately prior to the Effective Time may thereafter surrender such certificate or certificates and shall be entitled, upon such surrender, to receive in exchange therefor a certificate or certificates representing the number of shares of IPS Common Stock into which such shares of Complete Common Stock shall have been converted in accordance with Section 2.7 hereof. Until so surrendered, such certificate or certificates shall be deemed to evidence the ownership of such shares of IPS Common Stock. If any such certificate for IPS Common Stock is to be issued in a name other than that in which the surrendered certificate is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall have paid any transfer and other taxes required by reason of such issuance of certificates of IPS Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall have established to the satisfaction of IPS and its transfer agent that such tax has been paid or is not applicable.
     Section 2.11 Lost Certificates. If any certificate for Complete Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by IPS, the posting by such person of a bond, in such reasonable amount as IPS may direct, as indemnity against any claim that may be made against it with respect to such certificate, IPS will deliver in exchange for such lost, stolen or destroyed certificate a certificate or certificates representing the number of shares of IPS Common Stock into which such shares of Complete Common Stock shall have been converted in accordance with Section 2.7 hereof.

     Section 2.12 Complete Stock Transfer Books. As of the Effective Time, the stock transfer books of Complete shall be deemed closed, and no transfer of shares of Complete Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made or consummated.
     Section 2.13 Certificate Legends. The certificates evidencing the IPS Common Stock delivered pursuant to Section 2.10 of this Agreement shall bear a legend substantially in the form set forth below and containing such other information as IPS may deem necessary or appropriate:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF ______ ___, 2005 A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.
     Section 2.14 Fractional Shares . Notwithstanding the foregoing, no fractional shares of IPS Common Stock or scrip shall be issued as a result of the Complete Merger. Instead of any fractional share of IPS Common Stock which would otherwise be issuable as a result of the Complete Merger, IPS shall pay a cash adjustment in respect of such fractional interest in a per share amount equal to $24.63.
     Section 2.15 Appraisal Rights . Notwithstanding anything in this Agreement to the contrary, shares of Complete Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Complete Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Complete Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Complete Per Share Merger Consideration (the “Complete Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Complete Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Complete Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Complete Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Complete Common Stock shall thereupon be treated as if they had been converted into and became exchangeable for the right to receive, as of the Effective Time, the Complete Per Share

Merger Consideration for each such share, in accordance with Section 2.7, without any interest thereon. Complete shall give IPS and I.E. Miller prompt notice of any written demands for appraisal for any shares of Complete Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Complete relating to stockholders’ rights of appraisal.
ARTICLE III
THE I.E. MILLER MERGER
     Section 3.1 Merger of I.E. Miller into Merger Sub-IEM. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger with respect to the I.E. Miller Merger, executed in accordance with the relevant provisions of the DGCL and the DLLCA. At the Effective Time, I.E. Miller shall merge with and into Merger Sub-IEM and the separate existence of I.E. Miller shall cease. Merger Sub-IEM shall be the surviving company in the I.E. Miller Merger (hereinafter sometimes referred to as the “I.E. Miller Surviving Company”) and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the I.E. Miller Merger.
     Section 3.2 Effect of the I.E. Miller Merger. The I.E. Miller Merger shall have the effects provided for in the DGCL and the DLLCA.
     Section 3.3 Certificate of Formation. From the Effective Time until duly amended, the Certificate of Formation of the I.E. Miller Surviving Company shall be identical to the Certificate of Formation, as amended or restated, of Merger Sub-IEM immediately prior to the Effective Time.
     Section 3.4 Operating Agreement. From the Effective Time until duly amended, the operating agreement of the I.E. Miller Surviving Company shall be identical to the operating agreement of Merger Sub-IEM immediately prior to the Effective Time.
     Section 3.5 Officers and Managers. IPS and I.E. Miller shall take all necessary action to cause the Managing Member of Merger Sub—IEM immediately prior to the Effective Time to be the Managing Member of the I.E. Miller Surviving Company immediately following the Effective Time, until its successor is duly elected or appointed and qualified or its earlier death, resignation or removal in accordance with the Certificate of Formation and operating agreement of the I.E. Miller Surviving Company. The duly elected officers of I.E. Miller who hold office immediately prior to the Effective Time, shall be the officers and directors of the I.E. Miller Surviving Company and shall thereafter continue to hold such positions until their successors have been duly elected.
     Section 3.6 Membership Interests of Merger Sub-IEM. Each membership interest of Merger Sub-IEM outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.
     Section 3.7 I.E. Miller Common Stock.

     (a) Each share of I.E. Miller Common Stock outstanding immediately prior to the Effective Time shall by virtue of the I.E. Miller Merger and without any further action by the holder thereof cease to be outstanding and shall be cancelled and retired and cease to exist and shall be converted into 19.410 shares of IPS Common Stock (the “I.E. Miller Per Share Merger Consideration”), and each certificate which immediately prior to the Effective Time represented outstanding shares of I.E. Miller Common Stock shall at and after the Effective Time be deemed for all purposes to represent that number of shares of IPS Common Stock into which such shares of I.E. Miller Common Stock are convertible pursuant to this Section 3.7(a).
     (b) All shares of I.E. Miller Common Stock which immediately prior to the Effective Time are held in the treasury of I.E. Miller or owned by IPS or by any subsidiaries of I.E. Miller shall at the Effective Time be cancelled and retired and cease to exist, without the payment of any consideration therefor or any conversion thereof into IPS Common Stock.
     Section 3.8 I.E. Miller Stock Options. Before the Closing, the Board of Directors of I.E. Miller (or, if appropriate, any committee of the Board of Directors of I.E. Miller administering the I.E. Miller Option Plan) shall adopt such resolutions or take such other actions as may be required to effect adjustments to the terms of all options outstanding under the I.E. Miller Option Plan to provide that each such option outstanding immediately prior to the Effective Time (each, an “I.E. Miller Option”) shall be converted as of the Effective Time into an option to purchase the number of shares of IPS Common Stock equal to the I.E. Miller Per Share Merger Consideration, multiplied by the number of shares of I.E. Miller Common Stock that could have been obtained immediately prior to the Effective Time upon the exercise of each such option as if such options were fully vested at such time, at an exercise price per share equal to the aggregate exercise price for the shares of I.E. Miller Common Stock purchasable pursuant to such I.E. Miller Option immediately prior to its conversion divided by the aggregate number of shares of IPS Common Stock purchasable pursuant to such I.E. Miller Option immediately after its conversion. At the Effective Time, IPS shall assume the I.E. Miller Option Plan, with the result that all obligations of I.E. Miller under the I.E. Miller Option Plan shall be obligations of IPS following the Effective Time. In connection with the Dividend, each I.E. Miller Option that has been converted into an option to purchase IPS Common Stock pursuant to this Section 3.8 will be adjusted as set forth in Section 4.3.
     Section 3.9 IPS Common Stock. All shares of IPS Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the I.E. Miller Merger.
     Section 3.10 Issuance of New Certificates. Each holder of a certificate or certificates representing shares of I.E. Miller Common Stock immediately prior to the Effective Time may thereafter surrender such certificate or certificates and shall be entitled, upon such surrender, to receive in exchange therefor a certificate or certificates representing the number of shares of IPS Common Stock into which such shares of I.E. Miller Common Stock shall have been converted in accordance with Section 3.7 hereof. Until so surrendered, such certificate or certificates shall be deemed to evidence the ownership of such shares of IPS Common Stock. If any such certificate for IPS Common Stock is to be issued in a name other than that in which the surrendered certificate is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall have paid any transfer and other taxes required by reason of such issuance of certificates of IPS Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall have established to the satisfaction of IPS and its transfer agent that such tax has been paid or is not applicable.
     Section 3.11 Lost Certificates. If any certificate for I.E. Miller Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, and, if required by IPS, the posting by such person of a bond, in such reasonable amount as IPS may direct, as indemnity against any claim that may be made against it with respect to such certificate, IPS will deliver in exchange for such lost, stolen or destroyed certificate a certificate or certificates representing the number of shares of IPS Common Stock into which such shares of I.E. Miller Common Stock shall have been converted in accordance with Section 3.7 hereof.
     Section 3.12 I.E. Miller Stock Transfer Books. As of the Effective Time, the stock transfer books of I.E. Miller shall be deemed closed, and no transfer of shares of I.E. Miller Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made or consummated.
     Section 3.13 Certificate Legends. The certificates evidencing the IPS Common Stock delivered pursuant to Section 3.11 of this Agreement shall bear a legend substantially in the form set forth below and containing such other information as IPS may deem necessary or appropriate:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF _______   ___, 2005 A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.
     Section 3.14 Fractional Shares. Notwithstanding the foregoing, no fractional shares of IPS Common Stock or scrip shall be issued as a result of the I.E. Miller Merger. Instead of any fractional share of IPS Common Stock which would otherwise be issuable as a result of the I.E. Miller Merger, IPS shall pay a cash adjustment in respect of such fractional interest in a per share amount equal to $24.63.
     Section 3.15 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of I.E. Miller Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the I.E.

Miller Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “I.E. Miller Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the I.E. Miller Per Share Merger Consideration (the “I.E. Miller Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such I.E. Miller Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such I.E. Miller Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any I.E. Miller Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of I.E. Miller Common Stock shall thereupon be treated as if they had been converted into and became exchangeable for the right to receive, as of the Effective Time, the I.E. Miller Per Share Merger Consideration for each such share, in accordance with Section 3.7, without any interest thereon. I.E. Miller shall give IPS and I.E. Miller prompt notice of any written demands for appraisal for any shares of I.E. Miller Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by I.E. Miller relating to stockholders’ rights of appraisal.
ARTICLE IV
CLOSING
     Section 4.1 Time and Place. The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002 at 10:00 a.m., Houston time, immediately following the satisfaction or waiver of the conditions contained in Article IX or at such other place or time as the parties hereto may mutually agree. The date of the Closing is referred to herein as the “Closing Date.”
     Section 4.2 Deliveries at Closing. Subject to the provisions of Article IX hereof, at the Closing there shall be delivered the documents required to be delivered pursuant to Article IX hereof.
     Section 4.3 Payment of Dividend. On or as soon as reasonably practicable after the Closing Date and following the Effective Time, IPS shall pay the Dividend to the holders of IPS Common Stock, subject to the approval of the IPS Lenders. In connection with the payment of the Dividend, each option for IPS Common Stock (including the Complete Options and the I.E. Miller Options that have been converted to options for IPS Common Stock as set forth in Sections 2.8 and 3.8, respectively) shall be adjusted in accordance with paragraph 53 of FASB Interpretation No. 44.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF COMPLETE
     Complete represents and warrants to IPS and I.E. Miller that the statements contained in this Article V are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule (which shall be numbered to refer to the sections contained in this article) delivered by Complete to IPS and I.E. Miller on the date hereof (the “Complete Disclosure Schedule”).
     Section 5.1 Organization; Qualification. Complete is a corporation duly organized under the DGCL and is validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Complete is an entity duly organized under the jurisdiction of its formation and is validly existing and in good standing under the laws of such jurisdiction. Complete and each Subsidiary of Complete has all requisite corporate or entity power and authority to own, operate or lease its properties and to carry on its business as now being conducted. Complete and each Subsidiary of Complete is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on Complete.
     Section 5.2 Subsidiaries. Except as set forth in Section 5.2 of the Complete Disclosure Schedule, Complete does not own any Capital Stock or other equity or ownership or proprietary interest in any Person.
     Section 5.3 Capitalization. The authorized capital stock of Complete consists of 1,200,000 shares of Complete Common Stock, of which 818,740 shares are issued and outstanding, and 10,000 shares of preferred stock, par value $0.01 per share, 2,500 shares of which are designated as Series A Preferred Stock, none of which shares of preferred stock are issued and outstanding. The issued and outstanding shares of Complete Common Stock are owned of record by the persons and in the amounts set forth in Section 5.3 of the Complete Disclosure Schedule. All of the outstanding shares of Complete Common Stock and all of the outstanding shares of the Capital Stock of each Subsidiary of Complete are duly authorized, validly issued, fully paid and nonassessable, were issued free of the preemptive rights of any Person and in compliance with applicable corporate and securities Laws. The Capital Stock of each Subsidiary of Complete is owned legally and beneficially as set forth in Schedule 5.3 of the Complete Disclosure Schedule. Except as set forth in Section 5.3 of the Complete Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating Complete or any Subsidiary of Complete to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Capital Stock of Complete or any Subsidiary of Complete or obligating Complete or any Subsidiary of Complete to grant, extend or enter into any such agreement or commitment. Other than as set forth in Section 5.3 of the Complete Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of Complete or any Subsidiary of Complete to purchase, redeem or otherwise acquire or make any payment in respect of or register under federal or state securities laws any shares of Capital Stock of Complete or any Subsidiary of Complete.
     Section 5.4 Authority, Authorization and Enforceability. Complete has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Complete of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the board of directors of Complete and the Independent Committee of Complete, and no other corporate proceedings of Complete, other than the approval of the stockholders of Complete contemplated by Section 9.1(c) hereof, are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement and each instrument required hereby have been duly executed and delivered by Complete and (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) constitute the valid and legally binding obligations of Complete, enforceable against Complete in accordance with their terms, except that (A) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally, and to general equity principles, and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 5.5 Financial Statements. The historical financial statements of Complete (including the related notes) set forth in Exhibit B hereto (including, the Latest Complete Balance Sheet, and collectively, the “Complete Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis and fairly present in all material respects the consolidated financial position of Complete and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in financial position of Complete and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements do not contain footnote disclosure and are subject to normal and recurring year-end adjustments which are not expected to be material in amount.
     Section 5.6 No Undisclosed Liabilities. Neither Complete nor any of its Subsidiaries has any liabilities of any nature that are material, individually or in the aggregate, in relation to the business of Complete and its Subsidiaries, taken as a whole (whether accrued, absolute, contingent or otherwise) other than (a) liabilities fully provided for in the Latest Complete Balance Sheet (including the footnotes thereto) (b) liabilities that are specifically set forth in Schedule 5.6 of the Complete Disclosure Schedule, and (c) other undisclosed liabilities incurred by Complete or its Subsidiaries since June 30, 2005 in the ordinary course of business consistent with past practices.
     Section 5.7 No Violation. Except as set forth in Section 5.7 of the Complete Disclosure Schedule, neither the execution and delivery by Complete of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by Complete of its obligations hereunder or thereunder will (i) violate or breach the terms of or cause a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Complete or any of its Subsidiaries under (A) any Law, regulation or order of any Governmental Authority applicable to Complete or any of its Subsidiaries, (B) Complete’s or any of its Subsidiary’s organizational documents, including its certificate or articles of incorporation and bylaws or other organizational documents, each as amended or restated, or (C) any Complete Material Contract, or (ii) with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (i) of this Section 5.7.
     Section 5.8 Compliance with Laws; Permits.
     (a) Except as set forth in Section 5.8(a) of the Complete Disclosure Schedule, Complete and its Subsidiaries are in compliance in all material respects with all applicable Laws. Except as set forth in Section 5.8(a) of the Complete Disclosure Schedule, neither Complete nor any of its Subsidiaries has received notice of any violation of any Law, or any potential liability under any Law, relating to the operation of its business or to any of its assets, operations, processes, results or products.
     (b) Section 5.8(b) of the Complete Disclosure Schedule sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval (the “Permits”) issued and held by or on behalf of Complete or its Subsidiaries or required to be so issued and held to carry on their respective businesses as currently conducted and which is material to the business. Except as set forth in Section 5.8(b) of the Complete Disclosure Schedule, Complete or the relevant Subsidiary of Complete, as applicable, is the authorized legal holder of such Permits, and each such Permit is valid and in full force and effect. Neither Complete nor the relevant Subsidiary of Complete, as applicable, is in default under, and to the Knowledge of Complete, no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any such Permit.
     Section 5.9 Litigation.
     (a) Except as set forth in Section 5.9(a) of the Complete Disclosure Schedule, there are no actions, suits or proceedings pending or, to the Knowledge of Complete, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against Complete or any of its Subsidiaries. Except as set forth in Section 5.9(a) of the Complete Disclosure Schedule, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against Complete or any of its Subsidiaries.
     (b) All claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or, to the Knowledge of Complete, threatened, against Complete or any of its Subsidiaries are listed or described in Section 5.9(b) of the Complete Disclosure Schedule.

     Section 5.10 Accuracy of Confidential Solicitation Statement. None of the information to be included in the Confidential Solicitation Statement concerning the business, operations, financial results or condition, assets or liabilities of Complete and its Subsidiaries will, as of the date of such Confidential Solicitation Statement (which date shall be at or about the date such Confidential Solicitation Statement is first mailed to the stockholders of the Combining Company), (i) be false or misleading with respect to any material fact, (ii) contain any untrue statement of a material fact or (iii) omit to state a material fact necessary in order to make the statements to be contained therein not misleading.
     Section 5.11 Title to Assets. Except for inventory disposed of in the ordinary course of business consistent with past practices, assets such as accounts receivable which have been converted into other assets in the ordinary course of business, assets such as prepaid insurance that have dissipated over time in the ordinary course of business, and disposal of other assets with an aggregate fair market value not exceeding $1,000,000, Complete or one of its Subsidiaries owns, or in the case of leased property has valid leasehold interests in, the property and assets (whether real or personal, tangible or intangible) reflected in the Latest Complete Balance Sheet or acquired after June 30, 2005, free and clear of all Liens, except for Permitted Liens and Liens set forth in Section 5.11 of the Complete Disclosure Schedule.
     Section 5.12 Tax Matters.
     (a) Except as set forth in Section 5.12(a) of the Complete Disclosure Schedule:
     (i) all Tax Returns for all periods which end on or prior to the Closing Date that are, were or shall be required to be filed on or prior to the Closing Date by or on behalf of Complete or any of its Subsidiaries have been or shall be filed on a timely basis in accordance with the applicable Laws of each Governmental Authority, and at the time of their filing all such Tax Returns were complete and accurate in all material respects;
     (ii) Complete and/or its Subsidiaries, as applicable, have paid all of its Taxes shown as due and owing on such Tax Returns or adequate provisions on their books in accordance with GAAP have been made with respect thereto;
     (iii) no claim has ever been made by a Governmental Authority in a jurisdiction where Complete or any of its Subsidiaries does not file Tax Returns that Complete or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;
     (iv) all Taxes that Complete or its Subsidiaries was or is required by Law to withhold, collect or deposit prior to the Closing Date have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authorities;
     (v) there are no Liens with respect to Taxes on the assets of Complete or any of its Subsidiaries, other than Permitted Liens;

     (vi) no adjustment relating to such Tax Returns has been proposed formally or, to the Knowledge of Complete, proposed informally or threatened, by any Taxing authority;
     (vii) there are no pending or, to the Knowledge of Complete, threatened actions or proceedings for the assessment or collection of Taxes against Complete or any of its Subsidiaries;
     (viii) Neither Complete nor any of its Subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by Complete or any of its Subsidiaries of any “excess parachute payment” within the meaning of Section 280G of the Code;
     (ix) Neither Complete or any of its Subsidiaries has been included in any consolidated, combined or unitary Tax Return and has no liability for any Taxes of any Person (other than Complete or such Subsidiaries) under Treas. Reg. § 1.1502-6 (or similar provisions of state, local or foreign law) as a transferee or successor, by contract or otherwise;
     (x) Neither Complete nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax-Sharing Agreement and has no contractual obligation to indemnify any other person with respect to Taxes;
     (xi) no assets of Complete or any Subsidiary of Complete are “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code;
     (xii) the unpaid Taxes of Complete and its Subsidiaries as of June 30, 2005 did not exceed in any material respect the reserve for Tax liabilities (rather than the reserve for deferred Taxes to reflect timing differences between book and Tax income and any other amounts reflected in deferred Taxes) on the Latest Complete Balance Sheet;
     (xiii) neither Complete nor any of its Subsidiaries has agreed to make, and is not required to make, adjustments under Section 481(a) of the Code by reason of a change in accounting method, and the consummation of the transactions contemplated by this Agreement will not result in Complete or any of its Subsidiaries being required to make any such adjustments following the Closing Date;
     (xiv) Complete and each of its Subsidiaries uses the accrual method of accounting for Tax accounting purposes;
     (xv) Complete is not a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); and
     (xvi) neither Complete nor any of its Subsidiaries has participated in any listed transaction required to be disclosed under Treas. Reg. § 1.6011-4.

     (b) Except as set forth in Section 5.12(b) of the Complete Disclosure Schedule: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Complete or any of its Subsidiaries may be subject nor have any such waivers or agreements been requested; (ii) to the Knowledge of Complete, there are no requests for information currently outstanding that could affect the Taxes of Complete or any of its Subsidiaries; (iii) to the Knowledge of Complete, there are no proposed reassessments of any property owned by Complete or any of its Subsidiaries or any other proposals that are reasonably likely to increase the amount of any Tax to which Complete or any of its Subsidiaries would be subject; and (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Complete or any of its Subsidiaries.
     Section 5.13 Intellectual Property.
     (a) Section 5.13(a) of the Complete Disclosure Schedule sets forth a list of (i) all issued patents and all registered copyrights, trademarks, service marks and domain names included in the Intellectual Property Rights owned by Complete or any of its Subsidiaries and (ii) all pending patent applications and all applications for the registration of copyrights, trademarks, and service marks included in the Intellectual Property Rights owned by Complete or any of its Subsidiaries.
     (b) Except as set forth in Section 5.13(b) of the Complete Disclosure Schedule:
     (i) Complete and/or its Subsidiaries own and possesses all right, title, and interest in, free and clear of all Liens (other than license agreements executed in the ordinary course of business and Permitted Liens), or has a right to use, all of the material Intellectual Property Rights necessary for the conduct of the their respective businesses.
     (ii) To the Knowledge of Complete, the conduct of the business by Complete and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any third party. There is no claim, suit, action or proceeding that is either pending or, to the Knowledge of Complete, threatened, that, in either case, involves a claim of infringement by Complete or any of its Subsidiaries of any Intellectual Property Rights of any third party, or challenging Complete’s or any of its Subsidiary’s, as applicable, ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Section 5.13(a) of the Complete Disclosure Schedule.
     (iii) No Intellectual Property Right listed or required to be listed in Section 5.13(a) of the Complete Disclosure Schedule is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Complete or its Subsidiaries, as applicable, or restricting the licensing thereof by Complete or its Subsidiaries, as applicable to any Person, other than as set forth in Section 5.13(a) of the Complete Disclosure Schedule and other than with respect to standard and customary restrictions associated with commercially available third party software to which Complete or its Subsidiaries has a valid right to use in connection with their businesses;
     (iv) Other than as set forth in Section 5.13(a) of the Complete Disclosure Schedule, neither Complete or its Subsidiaries has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right; and
     (v) Complete or its Subsidiaries, as applicable, has duly maintained all registrations for the Intellectual Property Rights listed on Section 5.13(a) of the Complete Disclosure Schedule.
     Section 5.14 Environmental Matters.
     (a) Except as set forth in Section 5.14(a) of the Complete Disclosure Schedule:
     (i) Neither Complete nor any of its Subsidiaries, and to Knowledge of Complete no other party has, generated, recycled, used, treated or stored on, transported to or from, or Released on, the Complete Real Property any Constituents of Concern, except in compliance in all material respects with Environmental Laws;
     (ii) Neither Complete nor any of its Subsidiaries has disposed of Constituents of Concern generated at any Complete Real Property to any off-site facility except in compliance in all material respects with Environmental Laws;
     (iii) Complete and its Subsidiaries has been and is in compliance in all material respects with (a) Environmental Laws and (b) the requirements of Environmental Permits with respect to the Complete Real Property;
     (iv) There are no pending or, to the Knowledge of Complete, threatened Environmental Claims against Complete or any of its Subsidiaries or any Complete Real Property, and Complete has no Knowledge of any facts, circumstances, conditions or occurrences regarding Complete’s or any of its Subsidiaries’ operations or with respect to any Complete Real Property that could reasonably be expected to form the basis of a material Environmental Claim against Complete or its Subsidiaries;
     (v) To the Knowledge of Complete, no Environmental Conditions exists of any Complete Real Property;
     (vi) None of Complete, its Subsidiaries or any Complete Real Property is listed or, to the Knowledge of Complete, proposed for listing on the National Priorities List under CERCLA or on any similar federal, state or foreign list of sites requiring investigation or clean-up, and neither Complete nor any of its

     Subsidiaries has received any requests for information pursuant to 104(e) of CERCLA or any state counterpart or equivalent; and
     (vii) Complete and its Subsidiaries have obtained all required Environmental Permits material to its business. Except as set forth in Section 5.14(a)(viii) of the Complete Disclosure Schedule, no such Environmental Permits are nontransferable or require consent, notification or other action by a Governmental Authority to remain in full force and effect following the consummation of the transactions contemplated hereby.
     (b) To the Knowledge of Complete, Complete has delivered or made available to each of the other Combining Companies true and complete copies of all material environmental investigations, studies, audits, tests, reviews or other analyses commenced or conducted in the last three years by or on behalf of Complete or any of its Subsidiaries in their possession that relate to their respective businesses.
     (c) Notwithstanding any other provision of this Agreement to the contrary, these representations and warranties in this Section 5.14 shall be the sole and exclusive representations and warranties concerning Environmental Claims, Environmental Conditions, Environmental Laws or Environmental Permits as those terms may apply to Complete, any of its Subsidiaries or any of the Complete Real Property.
     Section 5.15 Benefit Plans and Material Documents.
     (a) Section 5.15(a) of the Complete Disclosure Schedule sets forth a list of all existing Benefit Plans sponsored or contributed to by Complete or any ERISA Affiliate of Complete covering any current or former employee, officer or director of Complete or any ERISA Affiliate of Complete. With respect to each such Benefit Plan subject to ERISA, Complete has delivered or made available to the other Combining Companies a true and complete copy of each such Benefit Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Benefit Plan including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500 for each such Benefit Plan, if any, and (iv) the most recent determination letter referred to in Section 5.15(d). With respect to each such Benefit Plan not subject to ERISA, Complete has delivered or made available to other Combining Companies a true and complete copy of each such Benefit Plan including each related material document. Neither Complete nor any of its Subsidiaries has any express or implied commitment to create, incur liability with respect to or cause to exist any additional Benefit Plan or to modify any existing Benefit Plan, other than as required by Law.
     (b) Except as set forth in Section 5.15(b) of the Complete Disclosure Schedule or for policies generally available to the employees of Complete and its Subsidiaries, none of such Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by

Law, promises retiree medical or retiree life insurance benefits to any current or former employee, officer or director of Complete or any of its Subsidiaries.
     (c) Except as set forth in Section 5.15(c) of the Complete Disclosure Schedule, each such Benefit Plan is in compliance with, and has been operated in accordance with, in all material respects, its terms, ERISA, the Code and other applicable Laws, and Complete and the ERISA Affiliates of Complete have satisfied in all material respects all of their statutory, regulatory and contractual obligations with respect to each such Benefit Plan. No material legal action, suit or claim is pending or, to the Knowledge of Complete, threatened with respect to any such Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Complete, no fact or event exists that could, individually or in the aggregate, reasonably be expected to give rise to any such action, suit or claim.
     (d) Except as set forth in Section 5.15(d) of the Complete Disclosure Schedule, each such Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt, and, to the Knowledge of Complete, nothing has occurred since the date of such determination letter that would adversely affect the qualified or exempt status of any such Benefit Plan or related trust.
     (e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any such Benefit Plan. Neither Complete nor any of its Subsidiaries has incurred any liability for any excise tax arising under the Code with respect to such Benefit Plan.
     (f) All contributions, premiums or payments required to be made with respect to any such Benefit Plan have been made on or before their due dates and for those that are not yet due but should be accrued in accordance with GAAP do not exceed in any material respect the reserve for such amounts on the Latest Complete Balance Sheet. For completed plan years of such Benefit Plans, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.
     (g) There has been no amendment to, written interpretation of, announcement (whether or not written) by Complete or any ERISA Affiliate of Complete relating to, or change in employee participation or coverage under, any such Benefit Plan that, to the Knowledge of Complete, would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof, other than in the ordinary course of business.
     (h) Except as set forth in Section 5.15(h), no employee or former employee of Complete or any ERISA Affiliate of Complete will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

     (i) All reports and disclosures relating to such Benefit Plans required to be filed with or furnished to Governmental Authorities, participants or beneficiaries have been filed or furnished in accordance with applicable law in a timely manner.
     (j) Neither Complete nor any ERISA Affiliate of Complete is maintaining, contributing to or sponsoring a Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code nor, to the Knowledge of Complete, has done so within six years prior to the Closing Date.
     (k) Neither Complete nor any ERISA Affiliate of Complete is maintaining or contributing to a Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA nor, to the Knowledge of Complete, has done so within six years prior to the Closing Date.
     (l) As to any such Benefit Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of such Benefit Plan within the meaning of Section 411(d)(3) of the Code.
     (m) No act, omission or transaction has occurred which would result in imposition on Complete or any ERISA Affiliate of Complete any of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, in each case with respect to such Benefit Plans.
     (n) There is no matter pending (other than routine annual or qualification determination filings) with respect to any of such Benefit Plans before the IRS, the Department of Labor, or any other Governmental Authority.
     (o) With respect to any “employee pension benefit plan,” if any, as such term is defined in Section 3(2) of ERISA, which is not listed in Section 5.15(a) but which is sponsored, maintained, or contributed to, or, to the Knowledge of Complete, has been sponsored, maintained, or contributed to within six years prior to the Closing Date, by Complete or any ERISA Affiliate of Complete, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the Pension Benefit Guaranty Corporation has been incurred by any ERISA Affiliate, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.
     (p) To the Knowledge of Complete, each such Benefit Plan that is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

     (q) No Benefit Plan of Compete or any ERISA Affiliate of Complete that is a Foreign Plan is a defined benefit pension plan or a similar type of accrual-based plan. With respect to each such Benefit Plan that is a Foreign Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly reflected in accordance with GAAP, on the financial statements of Complete or its Subsidiaries. Except as set forth in Section 5.15(q) of the Complete Disclosure Schedule, the contribution and benefit liabilities of Complete or any of its Subsidiaries respecting each Benefit Plan that is a Foreign Plan are fully funded based upon applicable accounting, valuation and/or actuarial methodology contained in the most recent accounting, valuation and/or actuarial report respecting such Foreign Plan.
     Section 5.16 Material Contracts.
     (a) Except as specifically set forth in Section 5.16(a) of the Complete Disclosure Schedule, neither Complete nor any of its Subsidiaries is a party to or bound by any Contract that is of a type described below (collectively, the “Complete Material Contracts”):
     (i) any lease (whether of real or personal property, but excluding personal property leases with annual rental obligations of $1,000,000 or less or that may be terminated without penalty within 90 days or less);
     (ii) except pursuant to purchase orders issued in the ordinary course of business, any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provided for aggregate payments by Complete or any of its Subsidiaries of $1,000,000 or more in 2004 or the five-month period ended May 31, 2005;
     (iii) any sales, distribution or other similar agreement providing for the sale by Complete or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provided for aggregate payments to Complete or any of its Subsidiaries of $1,000,000 or more in 2004 or the five-month period ended May 31, 2005;
     (iv) any partnership, joint venture or other similar agreement or arrangement;
     (v) any Contract pursuant to which any third party has rights to own or use any material asset of Complete or any of its Subsidiaries, including any Intellectual Property Right the exclusive use of which is material to Complete and its Subsidiaries taken as a whole;
     (vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or other right to purchase any of the material assets of Complete or any of its Subsidiaries;

     (vii) any agreement relating to Indebtedness for borrowed money, guaranties of Indebtedness for borrowed money and letters of credit or similar instruments (in any case, whether incurred, assumed, guaranteed or secured by any asset of Complete or any of its Subsidiaries) other than accruals recorded in the ordinary course of business;
     (viii) any license, franchise or similar agreement material to the business of Complete and its Subsidiaries, taken as a whole;
     (ix) any agency, dealer, sales representative, marketing or other similar agreement material to the business of Complete and its Subsidiaries, taken as a whole;
     (x) any agreement with any director or executive officer of Complete or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or executive officer;
     (xi) any management service, consulting or any other similar type of agreement material to the business of Complete and its Subsidiaries, taken as a whole;
     (xii) any employment, consulting, deferred compensation, severance, bonus, retirement or other similar agreement or plan in effect as of the date hereof (including in respect of any advances or loans to any employees but excluding loans under Complete’s 401(k) plans) and entered into or adopted by Complete or any of its Subsidiaries;
     (xiii) any Contract involving foreign currency transactions entered into for the purpose of hedging any currency or pricing risk;
     (xiv) all confidentiality agreements not made in the ordinary course of business other than in connection with acquisitions considered by Complete or any of its Subsidiaries and all non-competition agreements that restrict the nature or duration of, or imposes any geographic limitation on, any business that could be conducted by Complete or any of its Subsidiaries; or
     (xv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business of Complete or its Subsidiaries that is material to Complete and its Subsidiaries or their respective businesses, taken as a whole.
     (b) Each Complete Material Contract disclosed in or required to be disclosed in Section 5.16(a) of the Complete Disclosure Schedule is a valid and binding agreement of Complete or its Subsidiaries, as applicable and, to the Knowledge of Complete, each other party thereto, enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Neither

Complete nor its Subsidiaries, as applicable, nor, to the Knowledge of Complete, any other party to any such Complete Material Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such Complete Material Contract. Complete has delivered or made available to the other Combining Companies true and complete originals or copies of all Complete Material Contracts disclosed in or required to be disclosed in Section 5.16(a) of the Complete Disclosure Schedule.
     Section 5.17 Real Property.
     (a) Section 5.17(a) of the Complete Disclosure Schedule contains a complete and correct list of all real property owned by Complete or any of its Subsidiaries (the “Complete Owned Real Property,” and together with the Complete Leased Real Property, the “Complete Real Property”) setting forth the address and owner of each parcel of Complete Owned Real Property. Complete or its Subsidiary has good, valid and indefeasible fee simple title to Complete Owned Real Property indicated on Section 5.17(a) of the Complete Disclosure Schedule as being owned by it, free and clear of all Liens other than Permitted Liens and Liens set forth on Section 5.17(a) of the Complete Disclosure Schedule. There are no outstanding options or rights of first refusal to purchase the Complete Owned Real Property, or any portion thereof or interest therein.
     (b) Leases. Section 5.17(b) of the Complete Disclosure Schedule contains a complete and correct list of all real property leased by Complete or any of its Subsidiaries (the “Complete Leased Real Property”) setting forth the address, landlord and tenant for each lease comprising the Complete Leased Real Property. Each material lease comprising the Complete Leased Real Property is legal, valid, binding, enforceable, and in full force and effect against Complete or its Subsidiaries, as applicable, and, to the Knowledge of Complete, against each other party thereto. Except as set forth in Section 5.17(b) of the Complete Disclosure Schedule, to the Knowledge of Complete, each lease comprising the Complete Leased Real Property grants Complete or its Subsidiaries, as applicable, the exclusive right to use and occupy the demised premises thereunder. Complete or its Subsidiaries, as applicable, have a valid leasehold interest under each such material lease.
     (c) No Proceedings. There are no eminent domain or other similar proceedings pending or, to the Knowledge of Complete, threatened affecting any portion of the Complete Owned Real Property or, to the Knowledge of Complete, the Complete Leased Real Property.
     Section 5.18 Absence of Certain Changes. Except as set forth in Section 5.18 of the Complete Disclosure Schedule or in connection with the transactions contemplated by this Agreement, since June 30, 2005, Complete and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices and there has not been any event, occurrence, development or circumstances which has had or which is reasonably expected to have (a) a Material Adverse Effect on Complete or (b) would have constituted a violation of any covenants of Complete included in Section 8.2 had such covenant applied to it since June 30, 2005. Since June 30, 2005, there has not occurred any damage, destruction or casualty loss resulting in damages exceeding $1,000,000 in the aggregate (whether or not covered by insurance) with respect to any asset owned or operated by Complete or any of its Subsidiaries.
     Section 5.19 Insurance Coverage. Section 5.19 of the Complete Disclosure Schedule contains a list of all of the insurance policies and fidelity bonds covering the assets, business, operations, employees, officers and directors of Complete and its Subsidiaries. There is no material claim by Complete or any of its Subsidiaries pending under any of such policies or bonds as to which Complete or any of its Subsidiaries has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights. All premiums due and payable under all such policies and bonds have been paid, and Complete and its Subsidiaries have complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. To the Knowledge of Complete, there is no threat of termination of, or material premium increase with respect to, any of such policies or bonds.
     Section 5.20 Affiliate Transactions.
     (a) Except as set forth in Section 5.20(a) of the Complete Disclosure Schedule, there are no outstanding payables, receivables, loans, advances and other similar accounts between Complete or any of its Subsidiaries, on the one hand, and any of its Affiliates, on the other hand, relating to business of Complete or its Subsidiaries.
     (b) Except as set forth in Section 5.20(b) of the Complete Disclosure Schedule, to the Knowledge of Complete, no director or executive officer of Complete possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, or competitor of Complete or its Subsidiaries. Ownership of 1% or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 5.20(b).
     Section 5.21 Customer, Supplier and Employee Relations. Section 5.21 of the Complete Disclosure Schedule, includes a complete and correct list of (a) all customers of the business of Complete and its Subsidiaries who made aggregate purchases in excess of 5% of the total consolidated revenues of Complete and its Subsidiaries during calendar year 2004 and/or for the five months ended May 31, 2005 and (b) all suppliers with a relationship with Complete and/or its Subsidiaries, the termination of which would have an adverse effect that is material to the business of Complete and its Subsidiaries taken as a whole. Except as set forth in Section 5.21 of the Complete Disclosure Schedule, none of such customers or suppliers, or officers or senior managers of Complete and/or its Subsidiaries has canceled, terminated or otherwise materially altered or notified Complete or its Subsidiaries of any intention to cancel, terminate or materially alter its relationship with Complete or its Subsidiaries since December 31, 2004.

     Section 5.22 Other Employment Matters.
     (a) Neither Complete nor any of its Subsidiaries is a party to any labor or collective bargaining agreement.
     (b) No labor organization or group of Complete, its Subsidiaries or any of their respective employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Complete, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there is no organizing activity involving Complete or any of its Subsidiaries or, to the Knowledge of Complete, threatened by any labor organization or group of employees.
     (c) Except as set forth in Section 5.22(c) of the Complete Disclosure Schedule, there are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the Knowledge of Complete, threatened against or involving Complete or any of its Subsidiaries.
     (d) Except as set forth in Section 5.22(c) of the Complete Disclosure Schedule, there are no complaints, charges or claims against Complete or any of its Subsidiaries pending or, to the Knowledge of Complete, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by Complete or any of its Subsidiaries, of any Person, including any claim for workers’ compensation.
     (e) Except as set forth in Section 5.22(c) of the Complete Disclosure Schedule, Complete and its Subsidiaries are in compliance in all material respects with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, and have not, and are not, engaged in any unfair labor practice.
     (f) Section 5.22(f) of the Complete Disclosure Schedule contains a complete and accurate list of the following information for each executive officer and each other employee with annual base compensation in excess of $150,000 of Complete or its Subsidiaries, including each such executive officer or employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since June 30, 2005; and all bonuses and any other amounts to be paid by Complete or its Subsidiaries at or in connection with the Closing.
     (g) Except as set forth in Section 5.22(g) of the Complete Disclosure Schedule, to the Knowledge of Complete, no employee, officer or director of Complete or its Subsidiaries is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee, officer or director of Complete or its Subsidiaries or (ii) the ability of the Complete Surviving Company to conduct the business of Complete and its Subsidiaries after the Closing Date.

     Section 5.23 Product and Service Warranties; Liability Defects; Liability. Except as set forth in Section 5.23 of the Complete Disclosure Schedule, each product manufactured, sold, leased, delivered or installed or services performed by Complete or its Subsidiaries prior to the Closing has complied with and conformed in all material respects to (a) all applicable federal, state, local or foreign laws and regulations and (b) contractual commitments and all applicable warranties of Complete and its Subsidiaries except for any failures to so comply or conform for which an adequate aggregate reserve is set forth on the Latest Complete Balance Sheet. Section 5.23 of the Complete Disclosure Schedule sets forth the expense related to warranty claims for Complete and its Subsidiaries for 2004 and the five-month period ended May 31, 2005.
     Section 5.24 Finders’ Fees. Except for Houlihan Lokey Howard & Zukin and Bernstein Conklin & Balcombe, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Complete or its Subsidiaries or their Affiliates who might be entitled to any fee or other commission payable by Complete or its Subsidiaries in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.
     Section 5.25 Fairness Opinion. Complete has received the written opinion of Houlihan Lokey Howard & Zukin that the percentage of shares of IPS Common Stock to be held by the stockholders of Complete as a result of the consummation of the Mergers contemplated by this Agreement is fair to the stockholders (other than SCF) of Complete from a financial point of view.
     Section 5.26 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article V, Complete makes no representation or warranty, express or implied, at law or in equity, in respect of Complete or any of its Subsidiaries, or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF I.E. MILLER
     I.E. Miller represents and warrants to IPS and Complete that the statements contained in this Article VI are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule (which shall be numbered to refer to the sections contained in this article) delivered by I.E. Miller to IPS and Complete on the date hereof (the “I.E. Miller Disclosure Schedule”).
     Section 6.1 Organization; Qualification. I.E. Miller is a corporation duly organized under the DGCL and is validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of I.E. Miller is an entity duly organized under the jurisdiction of its formation and is validly existing and in good standing under the laws of such jurisdiction. I.E. Miller and each Subsidiary of I.E. Miller has all requisite corporate or entity power and authority to own, operate or lease its properties and to carry on its business as now being conducted. I.E.

Miller and each Subsidiary of I.E. Miller is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on I.E. Miller.
     Section 6.2 Subsidiaries. Except as set forth in Section 6.2 of the I.E. Miller Disclosure Schedule, I.E. Miller does not own any Capital Stock or other equity or ownership or proprietary interest in any Person.
     Section 6.3 Capitalization. The authorized capital stock of I.E. Miller consists of 500,000 shares of I.E. Miller Common Stock, of which 133,038 shares are issued and outstanding and 10,000 shares of Preferred Stock, par value $0.01 per share, of I.E. Miller, of which no shares are issued and outstanding. The issued and outstanding shares of I.E. Miller Common Stock are owned of record by the persons and in the amounts set forth in Section 6.3 of the I.E. Miller Disclosure Schedule. All of the outstanding shares of I.E. Miller Common Stock and all of the outstanding shares of the Capital Stock of each Subsidiary of I.E. Miller are duly authorized, validly issued, fully paid and nonassessable, were issued free of the preemptive rights of any Person and in compliance with applicable corporate and securities Laws. The Capital Stock of each Subsidiary of I.E. Miller is owned legally and beneficially as set forth in Section 6.3 of the I.E. Miller Disclosure Schedule. Except as set forth in Section 6.3 of the I.E. Miller Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or variants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating I.E. Miller or any Subsidiary of I.E. Miller to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Capital Stock of I.E. Miller or any Subsidiary of I.E. Miller or obligating I.E. Miller or any Subsidiary of I.E. Miller to grant, extend or enter into any such agreement or commitment. Other than as set forth in Section 6.3 of the I.E. Miller Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of I.E. Miller or any Subsidiary of I.E. Miller to purchase, redeem or otherwise acquire or make any payment in respect of or register under federal or state securities laws any shares of Capital Stock of I.E. Miller or any Subsidiary of I.E. Miller.
     Section 6.4 Authority, Authorization and Enforceability. I.E. Miller has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by I.E. Miller of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the board of directors of I.E. Miller and the Independent Committee of I.E. Miller, and no other corporate proceedings of I.E. Miller, other than the approval of the stockholders of I.E. Miller contemplated by Section 9.1(d) hereof are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement and each instrument required hereby have been duly executed and delivered by I.E. Miller and (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) constitute the valid and legally binding obligations of I.E. Miller, enforceable against I.E. Miller in accordance with their terms, except that (A) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally, and to general equity principles, and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 6.5 Financial Statements. The historical financial statements of I.E. Miller (including the related notes) set forth in Exhibit B hereto (including, the Latest I.E. Miller Balance Sheet, and collectively, the “I.E. Miller Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis and fairly present in all material respects the consolidated financial position of I.E. Miller and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in financial position of I.E. Miller and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements do not contain footnote disclosure and are subject to normal and recurring year-end adjustments which are not expected to be material in amount.
     Section 6.6 No Undisclosed Liabilities. Neither I.E. Miller nor any of its Subsidiaries has any liabilities of any nature that are material, individually or in the aggregate, in relation to the business of I.E. Miller and its Subsidiaries, taken as a whole (whether accrued, absolute, contingent or otherwise) other than (a) liabilities fully provided for in the Latest I.E. Miller Balance Sheet (including the footnotes thereto) (b) liabilities that are specifically set forth in Section 6.6 of the I.E. Miller Disclosure Schedule, and (c) other undisclosed liabilities incurred by I.E. Miller or its Subsidiaries since June 30, 2005 in the ordinary course of business consistent with past practices.
     Section 6.7 No Violation. Except as set forth in Section 6.7 of the I.E. Miller Disclosure Schedule, neither the execution and delivery by I.E. Miller of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by I.E. Miller of its obligations hereunder or thereunder will (i) violate or breach the terms of or cause a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of I.E. Miller or any of its Subsidiaries under (A) any Law, regulation or order of any Governmental Authority applicable to I.E. Miller or any of its Subsidiaries, (B) I.E. Miller’s or any of its Subsidiary’s organizational documents, including its certificate or articles of incorporation and bylaws or other organizational documents, each as amended or restated, or (C) any I.E. Miller Material Contract, or (ii) with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (i) of this Section 6.7.
     Section 6.8 Compliance with Laws; Permits.
     (a) Except as set forth in Section 6.8(a) of the I.E. Miller Disclosure Schedule, I.E. Miller and its Subsidiaries are in compliance in all material respects with all applicable Laws. Except as set forth in Section 6.8(a) of the I.E. Miller Disclosure Schedule, neither I.E. Miller nor any of its Subsidiaries has received notice of any violation of any Law, or any potential liability under any Law, relating to the operation of its business or to any of its assets, operations, processes, results or products.
     (b) Section 6.8(b) of the I.E. Miller Disclosure Schedule sets forth a list of each Permit issued and held by or on behalf of I.E. Miller or its Subsidiaries or required to be so issued and held to carry on their respective businesses as currently conducted which is material to the business. Except as set forth in Section 6.8(b) of the I.E. Miller Disclosure Schedule, I.E. Miller or the relevant Subsidiary of I.E. Miller, as applicable, is the authorized legal holder of such Permits, and each such Permit is valid and in full force and effect. Neither I.E. Miller nor the relevant Subsidiary of I.E. Miller, as applicable, is in default under, and to the Knowledge of I.E. Miller, no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any such Permit.
     Section 6.9 Litigation.
     (a) Except as set forth in Section 6.9(a) of the I.E. Miller Disclosure Schedule, there are no actions, suits or proceedings pending or, to the Knowledge of I.E. Miller, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against I.E. Miller or any of its Subsidiaries. Except as set forth in Section 6.9(a) of the I.E. Miller Disclosure Schedule, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against I.E. Miller or any of its Subsidiaries.
     (b) All claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or, to the Knowledge of I.E. Miller, threatened, against I.E. Miller or any of its Subsidiaries are listed or described in Section 6.9(b) of the I.E. Miller Disclosure Schedule.
     Section 6.10 Accuracy of Confidential Solicitation Statement. None of the information to be included in the Confidential Solicitation Statement concerning the business, operations, financial results or condition, assets or liabilities of I.E. Miller and its Subsidiaries will, as of the date of such Confidential Solicitation Statement (which date shall be at or about the date such Confidential Solicitation Statement is first mailed to the stockholders of the Combining Company), (i) be false or misleading with respect to any material fact, (ii) contain any untrue statement of a material fact or (iii) omit to state a material fact necessary in order to make the statements to be contained therein not misleading.
     Section 6.11 Title to Assets. Except for inventory disposed of in the ordinary course of business consistent with past practices, assets such as accounts receivable which have been converted into other assets in the ordinary course of business, assets such as prepaid insurance that have dissipated over time in the ordinary course of business, and disposal of other assets with an aggregate fair market value not exceeding $1,000,000, I.E. Miller or one of its Subsidiaries owns, or in the case of leased property has valid leasehold interests in, the property and assets (whether real or personal, tangible or intangible) reflected in the Latest I.E. Miller

Balance Sheet or acquired after June 30, 2005, free and clear of all Liens, except for Permitted Liens and Liens set forth in Section 6.11 of the I.E. Miller Disclosure Statement.
     Section 6.12 Tax Matters.
     (a) Except as set forth in Section 6.12(a) of the I.E. Miller Disclosure Schedule:
     (i) all Tax Returns for all periods which end on or prior to the Closing Date that are, were or shall be required to be filed on or prior to the Closing Date by or on behalf of I.E. Miller or any of its Subsidiaries have been or shall be filed on a timely basis in accordance with the applicable Laws of each Governmental Authority, and at the time of their filing all such Tax Returns were complete and accurate in all material respects;
     (ii) I.E. Miller and/or its Subsidiaries, as applicable, have paid all of its Taxes shown as due and owing on such Tax Returns or adequate provisions on their books in accordance with GAAP have been made with respect thereto;
     (iii) no claim has ever been made by a Governmental Authority in a jurisdiction where I.E. Miller or any of its Subsidiaries does not file Tax Returns that I.E. Miller or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;
     (iv) all Taxes that I.E. Miller or its Subsidiaries was or is required by Law to withhold, collect or deposit prior to the Closing Date have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authorities;
     (v) there are no Liens with respect to Taxes on the assets of I.E. Miller or any of its Subsidiaries, other than Permitted Liens;
     (vi) no adjustment relating to such Tax Returns has been proposed formally or, to the Knowledge of I.E. Miller, proposed informally or threatened, by any Taxing authority;
     (vii) there are no pending or, to the Knowledge of I.E. Miller, threatened actions or proceedings for the assessment or collection of Taxes against I.E. Miller or any of its Subsidiaries;
     (viii) Neither I.E. Miller nor any of its Subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by I.E. Miller or any of its Subsidiaries of any “excess parachute payment” within the meaning of Section 280G of the Code;
     (ix) Neither I.E. Miller or any of its Subsidiaries has been included in any consolidated, combined or unitary Tax Return and has no liability for any Taxes of any Person (other than I.E. Miller or such Subsidiaries) under Treas.

Reg. § 1.1502-6 (or similar provisions of state, local or foreign law) as a transferee or successor, by contract or otherwise;
     (x) Neither I.E. Miller nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax-Sharing Agreement and has no contractual obligation to indemnify any other person with respect to Taxes;
     (xi) no assets of I.E. Miller or any Subsidiary of I.E. Miller are “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code;
     (xii) the unpaid Taxes of I.E. Miller and its Subsidiaries as of June 30, 2005 did not exceed in any material respect the reserve for Tax liabilities (rather than the reserve for deferred Taxes to reflect timing differences between book and Tax income and any other amounts reflected in deferred Taxes) on the Latest I.E. Miller Balance Sheet;
     (xiii) neither I.E. Miller nor any of its Subsidiaries has agreed to make, and is not required to make, adjustments under Section 481(a) of the Code by reason of a change in accounting method, and the consummation of the transactions contemplated by this Agreement will not result in I.E. Miller or any of its Subsidiaries being required to make any such adjustments following the Closing Date;
     (xiv) I.E. Miller and each of its Subsidiaries uses the accrual method of accounting for Tax accounting purposes;
     (xv) I.E. Miller is not a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); and
     (xvi) neither I.E. Miller nor any of its Subsidiaries has participated in any listed transaction required to be disclosed under Treas. Reg. § 1.6011-4.
     (b) Except as set forth in Section 6.12(b) of the I.E. Miller Disclosure Schedule: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which I.E. Miller or any of its Subsidiaries may be subject nor have any such waivers or agreements been requested; (ii) to the Knowledge of I.E. Miller, there are no requests for information currently outstanding that could affect the Taxes of I.E. Miller or any of its Subsidiaries; (iii) to the Knowledge of I.E. Miller, there are no proposed reassessments of any property owned by I.E. Miller or any of its Subsidiaries or any other proposals that are reasonably likely to increase the amount of any Tax to which I.E. Miller or any of its Subsidiaries would be subject; and (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect I.E. Miller or any of its Subsidiaries.

     Section 6.13 Intellectual Property.
     (a) Section 6.13(a) of the I.E. Miller Disclosure Schedule sets forth a list of (i) all issued patents and all registered copyrights, trademarks, service marks and domain names included in the Intellectual Property Rights owned by I.E. Miller or any of its Subsidiaries and (ii) all pending patent applications and all applications for the registration of copyrights, trademarks, and service marks included in the Intellectual Property Rights owned by I.E. Miller or any of its Subsidiaries.
     (b) Except as set forth in Section 6.13(b) of the I.E. Miller Disclosure Schedule:
     (i) I.E. Miller and/or its Subsidiaries own and possesses all right, title, and interest in, free and clear of all Liens (other than license agreements executed in the ordinary course of business and Permitted Liens), or has a right to use, all of the material Intellectual Property Rights necessary for the conduct of the their respective businesses.
     (ii) To the Knowledge of I.E. Miller, the conduct of the business by I.E. Miller and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any third party. There is no claim, suit, action or proceeding that is either pending or, to the Knowledge of I.E. Miller, threatened, that, in either case, involves a claim of infringement by I.E. Miller or any of its Subsidiaries of any Intellectual Property Rights of any third party, or challenging I.E. Miller’s or any of its Subsidiary’s, as applicable, ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Section 6.13(a) of the I.E. Miller Disclosure Schedule.
     (iii) No Intellectual Property Right listed or required to be listed in Section 6.13(a) of the I.E. Miller Disclosure Schedule is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by I.E. Miller or its Subsidiaries, as applicable, or restricting the licensing thereof by I.E. Miller or its Subsidiaries, as applicable to any Person, other than as set forth in Section 6.13(a) of the I.E. Miller Disclosure Schedule and other than with respect to standard and customary restrictions associated with commercially available third party software to which I.E. Miller or its Subsidiaries has a valid right to use in connection with their businesses;
     (iv) Other than as set forth in Section 6.13(a) of the I.E. Miller Disclosure Schedule, neither I.E. Miller or its Subsidiaries has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right; and
     (v) I.E. Miller or its Subsidiaries, as applicable, has duly maintained all registrations for the Intellectual Property Rights listed on Section 6.13(a) of the I.E. Miller Disclosure Schedule.
     Section 6.14 Environmental Matters.

     (a) Except as set forth in Section 6.14(a) of the I.E. Miller Disclosure Schedule:
     (i) Neither I.E. Miller nor any of its Subsidiaries, and to Knowledge of I.E. Miller no other party has, generated, recycled, used, treated or stored on, transported to or from, or Released on, the I.E. Miller Real Property any Constituents of Concern, except in compliance in all material respects with Environmental Laws;
     (ii) Neither I.E. Miller nor any of its Subsidiaries has disposed of Constituents of Concern generated at any I.E. Miller Real Property to any off-site facility except in compliance in all material respects with Environmental Laws;
     (iii) I.E. Miller and its Subsidiaries has been and is in compliance in all material respects with (a) Environmental Laws and (b) the requirements of Environmental Permits with respect to the I.E. Miller Real Property;
     (iv) There are no pending or, to the Knowledge of I.E. Miller, threatened Environmental Claims against I.E. Miller or any of its Subsidiaries or any I.E. Miller Real Property, and I.E. Miller has no Knowledge of any facts, circumstances, conditions or occurrences regarding I.E. Miller’s or any of its Subsidiaries’ operations or with respect to any I.E. Miller Real Property that could reasonably be expected to form the basis of a material Environmental Claim against I.E. Miller or its Subsidiaries;
     (v) To the Knowledge of I.E. Miller, no Environmental Condition exists at any I.E. Miller Real Property;
     (vi) None of I.E. Miller, its Subsidiaries or any I.E. Miller Real Property is listed or, to the Knowledge of I.E. Miller, proposed for listing on the National Priorities List under CERCLA or on any similar federal, state or foreign list of sites requiring investigation or clean-up, and neither I.E. Miller nor any of its Subsidiaries has received any requests for information pursuant to 104(e) of CERCLA or any state counterpart or equivalent; and
     (vii) I.E. Miller and its Subsidiaries have obtained all required Environmental Permits material to its Subsidiaries. Except as set forth in Section 6.14(a)(vii) of the I.E. Miller Disclosure Schedule, no such Environmental Permits are nontransferable or require consent, notification or other action by a Governmental Authority to remain in full force and effect following the consummation of the transactions contemplated hereby.
     (b) To the Knowledge of I.E. Miller, I.E. Miller has delivered or made available to each of the other Combining Companies true and complete copies of all material environmental investigations, studies, audits, tests, reviews or other analyses commenced or conducted in the last three years by or on behalf of I.E. Miller or any of its Subsidiaries in their possession that relate to their respective businesses.

     (c) Notwithstanding any other provision of this Agreement to the contrary, these representations and warranties in this Section 6.14 shall be the sole and exclusive representations and warranties concerning Environmental Claims, Environmental Conditions, Environmental Laws or Environmental Permits as those terms may apply to I.E. Miller, any of its Subsidiaries or any of the I.E. Miller Real Property.
     Section 6.15 Benefit Plans and Material Documents.
     (a) Section 6.15(a) of the I.E. Miller Disclosure Schedule sets forth a list of all existing Benefit Plans sponsored or contributed to by I.E. Miller or any ERISA Affiliate of I.E. Miller covering any current or former employee, officer or director of I.E. Miller or any ERISA Affiliate of I.E. Miller. With respect to each such Benefit Plan subject to ERISA, I.E. Miller has delivered or made available to the other Combining Companies a true and complete copy of each such Benefit Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Benefit Plan including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500 for each such Benefit Plan, if any, and (iv) the most recent determination letter referred to in Section 6.14(d). With respect to each such Benefit Plan not subject to ERISA, I.E. Miller has delivered or made available to other Combining Companies a true and complete copy of each such Benefit Plan including each related material document. Neither I.E. Miller nor any of its Subsidiaries has any express or implied commitment to create, incur liability with respect to or cause to exist any additional Benefit Plan or to modify any existing Benefit Plan, other than as required by Law.
     (b) Except as set forth in Section 6.15(b) of the I.E. Miller Disclosure Schedule or for policies generally available to the employees of I.E. Miller and its Subsidiaries, none of such Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by Law, promises retiree medical or retiree life insurance benefits to any current or former employee, officer or director of I.E. Miller or any of its Subsidiaries.
     (c) Except as set forth in Section 6.15(c) of the I.E. Miller Disclosure Schedule, each such Benefit Plan is in compliance with, and has been operated in accordance with, in all material respects, its terms, ERISA, the Code and other applicable Laws, and I.E. Miller and the ERISA Affiliates of I.E. Miller have satisfied in all material respects all of their statutory, regulatory and contractual obligations with respect to each such Benefit Plan. No material legal action, suit or claim is pending or, to the Knowledge of I.E. Miller, threatened with respect to any such Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of I.E. Miller, no fact or event exists that could, individually or in the aggregate, reasonably be expected to give rise to any such action, suit or claim.
     (d) Except as set forth in Section 6.15(d) of the I.E. Miller Disclosure Schedule, each such Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt, and, to the Knowledge of I.E. Miller, nothing has occurred since the date of such determination letter that would adversely affect the qualified or exempt status of any such Benefit Plan or related trust.
     (e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any such Benefit Plan. Neither I.E. Miller nor any of its Subsidiaries has incurred any liability for any excise tax arising under the Code with respect to such Benefit Plan.
     (f) All contributions, premiums or payments required to be made with respect to any such Benefit Plan have been made on or before their due dates and for those not yet due but should be accrued in accordance with GAAP do not exceed, in any material respect, the reserve for such amounts on the Latest I.E. Miller Balance Sheet. For completed plan years of such Benefit Plans, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.
     (g) There has been no amendment to, written interpretation of, announcement (whether or not written) by I.E. Miller or any ERISA Affiliate of I.E. Miller relating to, or change in employee participation or coverage under, any such Benefit Plan that, to the Knowledge of I.E. Miller, would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof, other than in the ordinary course of business.
     (h) Except as set forth in Section 6.15(h), no employee or former employee of I.E. Miller or any ERISA Affiliate of I.E. Miller will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.
     (i) All reports and disclosures relating to such Benefit Plans required to be filed with or furnished to Governmental Authorities, participants or beneficiaries have been filed or furnished in accordance with applicable law in a timely manner.
     (j) Neither I.E. Miller nor any ERISA Affiliate of I.E. Miller is maintaining, contributing to or sponsoring a Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code nor, to the Knowledge of I.E. Miller, has done so within six years prior to the Closing Date.
     (k) Neither I.E. Miller nor any ERISA Affiliate of I.E. Miller is maintaining or contributing to a Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA nor, to the Knowledge of I.E. Miller, has done so within six years prior to the Closing Date.

     (l) As to any such Benefit Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of such Benefit Plan within the meaning of Section 411(d)(3) of the Code.
     (m) No act, omission or transaction has occurred which would result in imposition on I.E. Miller or any ERISA Affiliate of I.E. Miller any of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, in each case with respect to such Benefit Plans.
     (n) There is no matter pending (other than routine annual or qualification determination filings) specific to any of such Benefit Plans before the IRS, the Department of Labor, or any other Governmental Authority.
     (o) With respect to any “employee pension benefit plan,” if any, as such term is defined in Section 3(2) of ERISA, which is not listed in Section 6.15(a) but which is sponsored, maintained, or contributed to, or, to the Knowledge of I.E. Miller, has been sponsored, maintained, or contributed to within six years prior to the Closing Date, by I.E. Miller or any ERISA Affiliate of I.E. Miller, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the Pension Benefit Guaranty Corporation has been incurred by any ERISA Affiliate, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.
     (p) To the Knowledge of I.E. Miller, each such Benefit Plan that is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.
     (q) No Benefit Plan of Compete or any ERISA Affiliate of I.E. Miller that is a Foreign Plan is a defined benefit pension plan or a similar type of accrual-based plan. With respect to each such Benefit Plan that is a Foreign Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly reflected in accordance with GAAP, on the financial statements of I.E. Miller or its Subsidiaries. Except as set forth in Section 6.15(1) of the I.E. Miller Disclosure Schedule, the contribution and benefit liabilities of I.E. Miller or any of its Subsidiaries respecting each Benefit Plan that is a Foreign Plan are fully funded based upon applicable accounting, valuation and/or actuarial methodology contained in the most recent accounting, valuation and/or actuarial report respecting such Foreign Plan.

     Section 6.16 Material Contracts.
     (a) Except as specifically set forth in Section 6.16(a) of the I.E. Miller Disclosure Schedule, neither I.E. Miller nor any of its Subsidiaries is a party to or bound by any Contract that is of a type described below (collectively, the “I.E. Miller Material Contracts”):
     (i) any lease (whether of real or personal property, but excluding personal property leases with annual rental obligations of $1,000,000 or less or that may be terminated without penalty within 90 days or less);
     (ii) except pursuant to purchase orders issued in the ordinary course of business, any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provided for aggregate payments by I.E. Miller or any of its Subsidiaries of $1,000,000 or more in 2004 or the five-month period ended May 31, 2005;
     (iii) any sales, distribution or other similar agreement providing for the sale by I.E. Miller or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provided for aggregate payments to I.E. Miller or any of its Subsidiaries of $1,000,000 or more in 2004 or the five-month period ended May 31, 2005;
     (iv) any partnership, joint venture or other similar agreement or arrangement;
     (v) any Contract pursuant to which any third party has rights to own or use any material asset of I.E. Miller or any of its Subsidiaries, including any Intellectual Property Right the exclusive use of which is material to I.E. Miller and its Subsidiaries taken as a whole;
     (vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or other right to purchase any of the material assets of I.E. Miller or any of its Subsidiaries;
     (vii) any agreement relating to Indebtedness for borrowed money, guaranties of Indebtedness for borrowed money and letters of credit or similar instruments (in any case, whether incurred, assumed, guaranteed or secured by any asset of I.E. Miller or any of its Subsidiaries) other than accruals recorded in the ordinary course of business;
     (viii) any material license, franchise or similar agreement material to the business of I.E. Miller and its Subsidiaries, taken as a whole;
     (ix) any agency, dealer, sales representative, marketing or other similar agreement material to the business of I.E. Miller and its Subsidiaries, taken as a whole;

     (x) any agreement with any director or executive officer of I.E. Miller or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or executive officer;
     (xi) any management service, consulting or any other similar type of agreement material to the business of I.E. Miller and its Subsidiaries, taken as a whole;
     (xii) any employment, consulting, deferred compensation, severance, bonus, retirement or other similar agreement or plan in effect as of the date hereof (including in respect of any advances or loans to any employees but excluding loans under I.E. Miller’s 401(k) plans) and entered into or adopted by I.E. Miller or any of its Subsidiaries;
     (xiii) any Contract involving foreign currency transactions entered into for the purpose of hedging any currency or pricing risk;
     (xiv) all confidentiality agreements not made in the ordinary course of business other than in connection with acquisitions considered by I.E. Miller or any of its Subsidiaries and all non-competition agreements that restrict the nature or duration of, or imposes any geographic limitation on, any business that could be conducted by I.E. Miller or any of its Subsidiaries; or
     (xv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business of I.E. Miller or its Subsidiaries that is material to I.E. Miller and its Subsidiaries or their respective businesses, taken as a whole.
     (b) Each I.E. Miller Material Contract disclosed in or required to be disclosed in Section 6.16(a) of the I.E. Miller Disclosure Schedule is a valid and binding agreement of I.E. Miller or its Subsidiaries, as applicable and, to the Knowledge of I.E. Miller, each other party thereto, enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Neither I.E. Miller nor its Subsidiaries, as applicable, nor, to the Knowledge of I.E. Miller, any other party to any such I.E. Miller Material Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such I.E. Miller Material Contract. I.E. Miller has delivered or made available to the other Combining Companies true and complete originals or copies of all I.E. Miller Material Contracts disclosed in or required to be disclosed in Section 6.16(a) of the I.E. Miller Disclosure Schedule.
     Section 6.17 Real Property.
     (a) Section 6.17(a) of the I.E. Miller Disclosure Schedule contains a complete and correct list of all real property owned by I.E. Miller or any of its Subsidiaries (the “I.E. Miller Owned Real Property”) setting forth the address and owner of each parcel of

I.E. Miller Owned Real Property. I.E. Miller or its Subsidiary has good, valid and indefeasible fee simple title to I.E. Miller Owned Real Property indicated on Section 6.17(a) of the I.E. Miller Disclosure Schedule as being owned by it, free and clear of all Liens other than Permitted Liens and Liens set forth on Section 6.17(a) of the I.E. Miller Disclosure Schedule. There are no outstanding options or rights of first refusal to purchase the I.E. Miller Owned Real Property, or any portion thereof or interest therein.
     (b) Leases. Section 6.17(b) of the I.E. Miller Disclosure Schedule contains a complete and correct list of all real property leased by I.E. Miller or any of its Subsidiaries (the “I.E. Miller Leased Real Property,” and together with the I.E. Miller Owned Real Property, the “I.E. Real Property”) setting forth the address, landlord and tenant for each lease comprising the I.E. Miller Leased Real Property. Each material lease comprising the I.E. Miller Leased Real Property is legal, valid, binding, enforceable, and in full force and effect against I.E. Miller or its Subsidiaries, as applicable, and, to the Knowledge of I.E. Miller, against each other party thereto. Except as set forth in Section 6.17(b) of the I.E. Miller Disclosure Schedule, to the Knowledge of I.E. Miller, each lease comprising the I.E. Miller Leased Real Property grants I.E. Miller or its Subsidiaries, as applicable, the exclusive right to use and occupy the demised premises thereunder. I.E. Miller or its Subsidiaries, as applicable, have a valid leasehold interest under each such material lease.
     (c) No Proceedings. There are no eminent domain or other similar proceedings pending or, to the Knowledge of I.E. Miller, threatened affecting any portion of the I.E. Miller Owned Real Property or, to the Knowledge of I.E. Miller, the I.E. Miller Leased Real Property.
     Section 6.18 Absence of Certain Changes. Except as set forth in Section 6.18 of the I.E. Miller Disclosure Schedule or in connection with the transactions contemplated by this Agreement, since June 30, 2005, I.E. Miller and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices and there has not been any event, occurrence, development or circumstances which has had or which is reasonably expected to have (a) a Material Adverse Effect on I.E. Miller or (b) would have constituted a violation of any covenants of I.E. Miller included in Section 8.2 had such covenant applied to it since June 30, 2005. Since June 30, 2005, there has not occurred any damage, destruction or casualty loss resulting in Damages exceeding $1,000,000 in the aggregate (whether or not covered by insurance) with respect to any asset owned or operated by I.E. Miller or any of its Subsidiaries.
     Section 6.19 Insurance Coverage. Section 6.19 of the I.E. Miller Disclosure Schedule contains a list of all of the insurance policies and fidelity bonds covering the assets, business, operations, employees, officers and directors of I.E. Miller and its Subsidiaries. There is no material claim by I.E. Miller or any of its Subsidiaries pending under any of such policies or bonds as to which I.E. Miller or any of its Subsidiaries has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights. All premiums due and payable under all such policies and bonds have been paid, and I.E. Miller and its Subsidiaries have complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. To the Knowledge of I.E. Miller, there is no threat of termination of, or material premium increase with respect to, any of such policies or bonds.
     Section 6.20 Affiliate Transactions.
     (a) Except as set forth in Section 6.20(a) of the I.E. Miller Disclosure Schedule, there are no outstanding payables, receivables, loans, advances and other similar accounts between I.E. Miller or any of its Subsidiaries, on the one hand, and any of its Affiliates, on the other hand, relating to business of I.E. Miller or its Subsidiaries.
     (b) Except as set forth in Section 6.20(b) of the I.E. Miller Disclosure Schedule, to the Knowledge of I.E. Miller, no director or executive officer of I.E. Miller possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, or competitor of I.E. Miller or its Subsidiaries. Ownership of 1% or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 6.20(b).
     Section 6.21 Customer, Supplier and Employee Relations. Section 6.21 of the I.E. Miller Disclosure Schedule, includes a complete and correct list of (a) all customers of the business of I.E. Miller and its Subsidiaries who made aggregate purchases in excess of 5% of the total consolidated revenues of I.E. Miller and its Subsidiaries during calendar year 2004 and/or for the five months ended May 31, 2005 and (b) all suppliers with a relationship with I.E. Miller and/or its Subsidiaries, the termination of which would have an adverse effect that is material to the business of I.E. Miller and its Subsidiaries taken as a whole. Except as set forth in Section 6.21 of the I.E. Miller Disclosure Schedule, none of such customers or suppliers, or officers or senior managers of I.E. Miller and/or its Subsidiaries has canceled, terminated or otherwise materially altered or notified I.E. Miller or its Subsidiaries of any intention to cancel, terminate or materially alter its relationship with I.E. Miller or its Subsidiaries since December 31, 2004.
     Section 6.22 Other Employment Matters.
     (a) Neither I.E. Miller nor any of its Subsidiaries is a party to any labor or collective bargaining agreement.
     (b) No labor organization or group of I.E. Miller, its Subsidiaries or any of their respective employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of I.E. Miller, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there is no organizing activity involving I.E. Miller or any of its Subsidiaries or, to the Knowledge of I.E. Miller, threatened by any labor organization or group of employees.
     (c) There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the Knowledge of I.E. Miller, threatened against or involving I.E. Miller or any of its Subsidiaries.

     (d) There are no complaints, charges or claims against I.E. Miller or any of its Subsidiaries pending or, to the Knowledge of I.E. Miller, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by I.E. Miller or any of its Subsidiaries, of any Person, including any claim for workers’ compensation.
     (e) I.E. Miller and its Subsidiaries are in compliance in all material respects with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, and have not, and are not, engaged in any unfair labor practice.
     (f) Section 6.22(f) of the I.E. Miller Disclosure Schedule contains a complete and accurate list of the following information for each executive officer and each other employee (with annual base compensation in excess of $150,000 or officer of I.E. Miller or its Subsidiaries, including each such executive officer or employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since June 30, 2005; and all bonuses and any other amounts to be paid by I.E. Miller or its Subsidiaries at or in connection with the Closing.
     (g) Except as set forth in Section 6.22(g) of the I.E. Miller Disclosure Schedule, to the Knowledge of I.E. Miller, no employee, officer or director of I.E. Miller or its Subsidiaries is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee, officer or director of I.E. Miller or its Subsidiaries or (ii) the ability of the I.E. Miller Surviving Company to conduct the business of I.E. Miller and its Subsidiaries after the Closing Date.
     Section 6.23 Product and Service Warranties; Liability Defects; Liability. Except as set forth in Section 6.23 of the I.E. Miller Disclosure Schedule, each product manufactured, sold, leased, delivered or installed or services performed by I.E. Miller or its Subsidiaries prior to the Closing has complied with and conformed in all material respects to (a) all applicable federal, state, local or foreign laws and regulations and (b) contractual commitments and all applicable warranties of I.E. Miller and its Subsidiaries except for any failures to so comply or conform for which an adequate aggregate reserve is set forth on the Latest I.E. Miller Balance Sheet. Section 6.23 of the I.E. Miller Disclosure Schedule sets forth the expense related to warranty claims for I.E. Miller and its Subsidiaries for 2004 and the five-month period ended May 31, 2005.
     Section 6.24 Finders’ Fees. Except for Houlihan Lokey Howard & Zukin and Bernstein Conklin & Balcombe, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of I.E. Miller or its Subsidiaries or their Affiliates who might be entitled to any fee or other commission payable by I.E. Miller or its Subsidiaries in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.
     Section 6.25 Fairness Opinion. I.E. Miller has received the written opinion of Houlihan Lokey Howard & Zukin that the percentage of shares of IPS Common Stock to be held by the stockholders of I.E. Miller as a result of the consummation of the Mergers contemplated by this Agreement is fair to the stockholders (other than SCF) of I.E. Miller from a financial point of view.
     Section 6.26 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article VI, I.E. Miller makes no representation or warranty, express or implied, at law or in equity, in respect of I.E. Miller or any of its Subsidiaries, or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF IPS
     IPS represents and warrants to Complete and I.E. Miller that the statements contained in this Article VII are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by IPS to Complete and I.E. Miller on the date hereof (the “IPS Disclosure Schedule”) (which shall be numbered to refer to the sections contained in this article).
     Section 7.1 Organization; Qualification. IPS is a corporation duly organized under the DGCL and is validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of IPS is an entity duly organized under the jurisdiction of its formation and is validly existing and in good standing under the laws of such jurisdiction. IPS and each Subsidiary of IPS has all requisite corporate or entity power and authority to own, operate or lease its properties and to carry on its business as now being conducted. IPS is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on IPS.
     Section 7.2 Subsidiaries. Except as set forth in Section 7.2 of the IPS Disclosure Schedule, IPS does not own any Capital Stock or other equity or ownership or proprietary interest in any Person.
     Section 7.3 Capitalization. The authorized capital stock of IPS consists of 12,000,000 shares of IPS Common Stock, of which 9,280,334 shares are issued and outstanding (and 622,708 shares are reserved for issuance pursuant to prior acquisition agreements) 1,000 shares of preferred stock, par value $.01 per share (“IPS Preferred Stock”), of which one share has been designated as Special Preferred Voting Stock. The issued and outstanding shares of IPS Common Stock and IPS Preferred Stock are owned of record by the persons and in the amounts set forth in Section 7.3 of the IPS Disclosure Schedule. All of the outstanding shares of IPS Common Stock and all of the outstanding shares of the Capital Stock of each Subsidiary of IPS are duly authorized, validly issued, fully paid and nonassessable, were issued free of the preemptive rights of any Person and in compliance with applicable corporate and securities Laws. The Capital Stock of each Subsidiary of IPS is owned legally and beneficially as set forth in Section 7.3 of the IPS Disclosure Schedule. The shares of IPS Common Stock to be issued in the Mergers, will, upon issuance, represent duly authorized, validly issued, full paid and nonassessable shares of IPS Capital Stock. IPS has or will have reserved on or prior to the Effective Time a sufficient number of shares of IPS Common Stock for issuance upon exercise outstanding options and warrants to purchase IPS Common Stock resulting from the conversion of options and warrants to purchase CES and I.E. Miller capital stock pursuant to the Mergers. Except as set forth in Section 7.3 of the IPS Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating IPS or any Subsidiary of IPS to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Capital Stock of IPS or any Subsidiary of IPS or obligating IPS or any Subsidiary of IPS to grant, extend or enter into any such agreement or commitment. Other than as set forth in Section 7.3 of the IPS Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of IPS or any Subsidiary of IPS to purchase, redeem or otherwise acquire or make any payment in respect of or register under federal or state securities laws any shares of Capital Stock of IPS or any Subsidiary of IPS.
     Section 7.4 Authority, Authorization and Enforceability. IPS has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by IPS of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the board of directors of IPS and the Independent Committee of IPS, and no other corporate proceedings of IPS, other than the approval of the stockholders of IPS contemplated by Section 9.1(e) hereof, are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement and each instrument required hereby have been duly executed and delivered by IPS and (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) constitute the valid and legally binding obligations of IPS, enforceable against IPS in accordance with their terms, except that (A) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally, and to general equity principles, and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 7.5 Financial Statements. The historical financial statements of IPS (including the related notes) set forth in Exhibit B hereto (including, the Latest IPS Balance Sheet, and collectively, the “IPS Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis and fairly present in all material respects the consolidated financial position of IPS and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in financial position of IPS and its subsidiaries for the periods indicated, except that the unaudited interim financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments which are not expected to be material in amount.

     Section 7.6 No Undisclosed Liabilities. Neither IPS nor any of its Subsidiaries has any liabilities of any nature that are material, individually or in the aggregate, in relation to the business of IPS and its Subsidiaries, taken as a whole (whether accrued, absolute, contingent or otherwise) other than (a) liabilities fully provided for in the Latest IPS Balance Sheet (including the footnotes thereto) (b) liabilities that are specifically set forth in Section 7.6 of the IPS Disclosure Schedule, and (c) other undisclosed liabilities incurred by IPS or its Subsidiaries since June 30, 2005 in the ordinary course of business consistent with past practices.
     Section 7.7 No Violation. Except as set forth in Section 7.7 of the IPS Disclosure Schedule, neither the execution and delivery by IPS of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by IPS of its obligations hereunder or thereunder will (i) violate or breach the terms of or cause a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of IPS or any of its Subsidiaries under (A) any Law, regulation or order of any Governmental Authority applicable to IPS or any of its Subsidiaries, (B) IPS’s or any of its Subsidiary’s organizational documents, including its certificate or articles of incorporation and bylaws or other organizational documents, each as amended or restated, or (C) any IPS Material Contract, or (ii) with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (i) of this Section 7.7.
     Section 7.8 Compliance with Laws; Permits.
     (a) Except as set forth in Section 7.8(a) of the IPS Disclosure Schedule, IPS and its Subsidiaries in compliance in all material respects with all applicable Laws. Except as set forth in Section 7.8(a) of the IPS Disclosure Schedule, neither IPS nor any of its Subsidiaries has received notice of any violation of any Law, or any potential liability under any Law, relating to the operation of its respective business or to any of its assets, operations, processes, results or products.
     (b) Section 7.8(b) of the IPS Disclosure Schedule sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval (the “Permits”) issued and held by or on behalf of IPS or its Subsidiaries or required to be so issued and held to carry on their respective businesses as currently conducted and which is material to the business. Except as set forth in Section 7.8(b) of the IPS Disclosure Schedule, IPS or the relevant Subsidiary of IPS, as applicable, is the authorized legal holder of such Permits, and each such Permit is valid and in full force and effect. Neither IPS nor the relevant Subsidiary of IPS, as applicable, is in default under, and to the Knowledge of IPS, no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any such Permit.

     Section 7.9 Litigation.
     (a) Except as set forth in Section 7.9(a) of the IPS Disclosure Schedule, there are no actions, suits or proceedings pending or, to the Knowledge of IPS, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against IPS or any of its Subsidiaries. Except as set forth in Section 7.9(a) of the IPS Disclosure Schedule, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against IPS or any of its Subsidiaries.
     (b) All claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or, to the Knowledge of IPS, threatened, against IPS or any of its Subsidiaries are listed or described in Section 7.9(b) of the IPS Disclosure Schedule.
     Section 7.10 Accuracy of Confidential Solicitation Statement. None of the information to be included in the Confidential Solicitation Statement concerning the business, operations, financial results or condition, assets or liabilities of IPS and its Subsidiaries will, as of the date of such Confidential Solicitation Statement (which date shall be at or about the date such Confidential Solicitation Statement is first mailed to the stockholders of the Combining Company), (i) be false or misleading with respect to any material fact, (ii) contain any untrue statement of a material fact or (iii) omit to state a material fact necessary in order to make the statements to be contained therein not misleading.
     Section 7.11 Title to Assets. Except for inventory disposed of in the ordinary course of business consistent with past practices, assets such as accounts receivable which have been converted into other assets in the ordinary course of business, assets such as prepaid insurance that have dissipated over time in the ordinary course of business, and disposal of other assets with an aggregate fair market value not exceeding $1,000,000, IPS or one of its Subsidiaries owns, or in the case of leased property has valid leasehold interests in, the property and assets (whether real or personal, tangible or intangible) reflected in the Latest IPS Balance Sheet or acquired after June 30, 2005, free and clear of all Liens, except for Permitted Liens and Liens set forth in Section 7.11(a) of the IPS Disclosure Schedule.
     Section 7.12 Tax Matters.
     (a) Except as set forth in Section 7.12(a) of the IPS Disclosure Schedule:
     (i) all Tax Returns for all periods which end on or prior to the Closing Date that are, were or shall be required to be filed on or prior to the Closing Date by or on behalf of IPS or any of its Subsidiaries have been or shall be filed on a timely basis in accordance with the applicable Laws of each Governmental Authority, and at the time of their filing all such Tax Returns were complete and accurate in all material respects;
     (ii) IPS and/or its Subsidiaries, as applicable, have paid all of its Taxes shown as due and owing on such Tax Returns or adequate provisions on their books in accordance with GAAP have been made with respect thereto;

     (iii) no claim has ever been made by a Governmental Authority in a jurisdiction where IPS or any of its Subsidiaries does not file Tax Returns that IPS or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;
     (iv) all Taxes that IPS or its Subsidiaries was or is required by Law to withhold, collect or deposit prior to the Closing Date have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authorities;
     (v) there are no Liens with respect to Taxes on the assets of IPS or any of its Subsidiaries, other than Permitted Liens;
     (vi) no adjustment relating to such Tax Returns has been proposed formally or, to the Knowledge of IPS, proposed informally or threatened, by any Taxing authority;
     (vii) there are no pending or, to the Knowledge of IPS, threatened actions or proceedings for the assessment or collection of Taxes against IPS or any of its Subsidiaries;
     (viii) Neither IPS nor any of its Subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by IPS or any of its Subsidiaries of any “excess parachute payment” within the meaning of Section 280G of the Code;
     (ix) Neither IPS or any of its Subsidiaries has been included in any consolidated, combined or unitary Tax Return and has no liability for any Taxes of any Person (other than IPS or such Subsidiaries) under Treas. Reg. § 1.1502-6 (or similar provisions of state, local or foreign law) as a transferee or successor, by contract or otherwise;
     (x) Neither IPS nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax-Sharing Agreement and has no contractual obligation to indemnify any other person with respect to Taxes;
     (xi) no assets of IPS or any Subsidiary of IPS are “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code;
     (xii) the unpaid Taxes of IPS and its Subsidiaries as of June 30, 2005 did not exceed in any material respect the reserve for Tax liabilities (rather than the reserve for deferred Taxes to reflect timing differences between book and Tax income and any other amounts reflected in deferred Taxes) on the Latest IPS Balance Sheet;
     (xiii) neither IPS nor any of its Subsidiaries has agreed to make, and is not required to make, adjustments under Section 481(a) of the Code by reason of a change in accounting method, and the consummation of the transactions contemplated by this Agreement will not result in IPS or any of its Subsidiaries being required to make any such adjustments following the Closing Date;
     (xiv) IPS and each of its Subsidiaries uses the accrual method of accounting for Tax accounting purposes;
     (xv) IPS is not a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); and
     (xvi) neither IPS nor any of its Subsidiaries has participated in any listed transaction required to be disclosed under Treas. Reg. § 1.6011-4.
     (b) Except as set forth in Section 7.12(b) of the IPS Disclosure Schedule: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which IPS or any of its Subsidiaries may be subject nor have any such waivers or agreements been requested; (ii) to the Knowledge of IPS, there are no requests for information currently outstanding that could affect the Taxes of IPS or any of its Subsidiaries; (iii) to the Knowledge of IPS, there are no proposed reassessments of any property owned by IPS or any of its Subsidiaries or any other proposals that are reasonably likely to increase the amount of any Tax to which IPS or any of its Subsidiaries would be subject; and (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect IPS or any of its Subsidiaries.
     Section 7.13 Intellectual Property.
     (a) Section 7.13(a) of the IPS Disclosure Schedule sets forth a list of (i) all issued patents and all registered copyrights, trademarks, service marks and domain names included in the Intellectual Property Rights owned by IPS or any of its Subsidiaries and (ii) all pending patent applications and all applications for the registration of copyrights, trademarks, and service marks included in the Intellectual Property Rights owned by IPS or any of its Subsidiaries.
     (b) Except as set forth in Section 7.13(b) of the IPS Disclosure Schedule:
     (i) IPS and/or its Subsidiaries own and possesses all right, title, and interest in, free and clear of all Liens (other than license agreements executed in the ordinary course of business and Permitted Liens), or has a right to use, all of the material Intellectual Property Rights necessary for the conduct of the their respective businesses.
     (ii) To the Knowledge of IPS, the conduct of the business by IPS and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any third party. There is no claim, suit, action or proceeding that is either pending or, to the Knowledge of IPS, threatened, that, in either case, involves a claim of infringement by IPS or any of its Subsidiaries of any Intellectual Property Rights of any third party, or challenging IPS’s or any of its

Subsidiary’s, as applicable, ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Section 7.13(a) of the IPS Disclosure Schedule.
     (iii) No Intellectual Property Right listed or required to be listed in Section 7.13(a) of the IPS Disclosure Schedule is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by IPS or its Subsidiaries, as applicable, or restricting the licensing thereof by IPS or its Subsidiaries, as applicable to any Person, other than as set forth in Section 7.13(a) of the IPS Disclosure Schedule and other than with respect to standard and customary restrictions associated with commercially available third party software to which IPS or its Subsidiaries has a valid right to use in connection with their businesses;
     (iv) Other than as set forth in Section 7.13(a) of the IPS Disclosure Schedule, neither IPS or its Subsidiaries has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right; and
     (v) IPS or its Subsidiaries, as applicable, has duly maintained all registrations for the Intellectual Property Rights listed on Section 7.13(a) of the IPS Disclosure Schedule.
     Section 7.14 Environmental Matters.
     (a) Except as set forth in Section 7.14(a) of the IPS Disclosure Schedule:
     (i) Neither IPS nor any of its Subsidiaries, and to Knowledge of IPS no other party has, generated, recycled, used, treated or stored on, transported to or from, or Released on, the IPS Real Property any Constituents of Concern, except in compliance in all material respects with Environmental Laws;
     (ii) Neither IPS nor any of its Subsidiaries has disposed of Constituents of Concern generated at any IPS Real Property to any off-site facility except in compliance in all material respects with Environmental Laws;
     (iii) IPS and its Subsidiaries has been and is in compliance in all material respects with (a) Environmental Laws and (b) the requirements of Environmental Permits with respect to the IPS Real Property;
     (iv) There are no pending or, to the Knowledge of IPS, threatened Environmental Claims against IPS or any of its Subsidiaries or any IPS Real Property, and IPS has no Knowledge of any facts, circumstances, conditions or occurrences regarding IPS’s or any of its Subsidiaries’ operations or with respect to any IPS Real Property that could reasonably be expected to form the basis of a material Environmental Claim against IPS or its Subsidiaries;

     (v) To the Knowledge of IPS, no Environmental Condition exists at any IPS Real Property;
     (vi) None of IPS, its Subsidiaries or any IPS Real Property is listed or, to the Knowledge of IPS, proposed for listing on the National Priorities List under CERCLA or on any similar federal, state or foreign list of sites requiring investigation or clean-up, and neither IPS nor any of its Subsidiaries has received any requests for information pursuant to 104(e) of CERCLA or any state counterpart or equivalent; and
     (vii) IPS and its Subsidiaries have obtained all required Environmental Permits material to its business. Except as set forth in Section 7.14(a)(viii) of the IPS Disclosure Schedule, no such Environmental Permits are nontransferable or require consent, notification or other action by a Governmental Authority to remain in full force and effect following the consummation of the transactions contemplated hereby.
     (b) To the Knowledge of IPS, IPS has delivered or made available to each of the other Combining Companies true and complete copies of all material environmental investigations, studies, audits, tests, reviews or other analyses commenced or conducted in the last three years by or on behalf of IPS or any of its Subsidiaries in their possession that relate to their respective businesses.
     (c) Notwithstanding any other provision of this Agreement to the contrary, these representations and warranties in this Section 7.14 shall be the sole and exclusive representations and warranties concerning Environmental Claims, Environmental Conditions, Environmental Laws or Environmental Permits as those terms may apply to IPS, any of its Subsidiaries or any of the IPS Real Property.
     Section 7.15 Benefit Plans and Material Documents.
     (a) Section 7.15(a) of the IPS Disclosure Schedule sets forth a list of all existing Benefit Plans sponsored or contributed to by IPS or any ERISA Affiliate of IPS covering any current or former employee, officer or director of IPS or any ERISA Affiliate of IPS. With respect to each such Benefit Plan subject to ERISA, IPS has delivered or made available to the other Combining Companies a true and complete copy of each such Benefit Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Benefit Plan including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500 for each such Benefit Plan, if any, and (iv) the most recent determination letter referred to in Section 7.15(d). With respect to each such Benefit Plan not subject to ERISA, IPS has delivered or made available to other Combining Companies a true and complete copy of each such Benefit Plan including each related material document. Neither IPS nor any of its Subsidiaries has any express or implied commitment to create, incur liability with respect to or cause to exist any Benefit Plan or to modify any Benefit Plan, other than as required by Law.

     (b) Except as set forth in Section 7.15(b) of the IPS Disclosure Schedule or for policies generally available to the employees of IPS and its Subsidiaries, none of such Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by Law, promises retiree medical or retiree life insurance benefits to any current or former employee, officer or director of IPS or any of its Subsidiaries.
     (c) Except as set forth in Section 7.15(c) of the IPS Disclosure Schedule, each such Benefit Plan is in compliance with, and has been operated in accordance with, in all material respects, its terms and IPS and the ERISA Affiliates of IPS have satisfied in all material respects all of their statutory, regulatory and contractual obligations with respect to each such Benefit Plan. No material legal action, suit or claim is pending or, to the Knowledge of IPS, threatened with respect to any such Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of IPS, no fact or event exists that could, individually or in the aggregate, reasonably be expected to give rise to any such action, suit or claim.
     (d) Except as set forth in Section 7.15(d) of the IPS Disclosure Schedule, each such Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt, and, to the Knowledge of IPS, nothing has occurred since the date of such determination letter that would adversely affect the qualified or exempt status of any such Benefit Plan or related trust.
     (e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any such Benefit Plan. Neither IPS nor any of its Subsidiaries has incurred any liability for any excise tax arising under the Code with respect to such Benefit Plan.
     (f) All contributions, premiums or payments required to be made with respect to any such Benefit Plan have been made on or before their due dates. For completed plan years of such Benefit Plans, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.
     (g) There has been no amendment to, written interpretation of, announcement (whether or not written) by IPS or any ERISA Affiliate of IPS relating to, or change in employee participation or coverage under, any such Benefit Plan that, to the Knowledge of IPS, would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof, other than in the ordinary course of business.
     (h) Except as set forth in Section 7.15(h), no employee or former employee of IPS or any ERISA Affiliate of IPS will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

     (i) All reports and disclosures relating to such Benefit Plans required to be filed with or furnished to Governmental Authorities, participants or beneficiaries have been filed or furnished in accordance with applicable law in a timely manner.
     (j) Neither IPS nor any ERISA Affiliate of IPS is maintaining, contributing to or sponsoring a Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code nor, to the Knowledge of IPS, has done so within six years prior to the Closing Date.
     (k) Neither IPS nor any ERISA Affiliate of IPS is maintaining or contributing to a Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA nor, to the Knowledge of IPS, has done so within six years prior to the Closing Date.
     (l) As to any such Benefit Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of such Benefit Plan within the meaning of Section 411(d)(3) of the Code.
     (m) No act, omission or transaction has occurred which would result in imposition on IPS or any ERISA Affiliate of IPS any of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 702 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, in each case, with respect to such Benefit Plans.
     (n) There is no matter pending (other than routine annual or qualification determination filings) with respect to any of such Benefit Plans before the IRS, the Department of Labor, or any other Governmental Authority.
     (o) With respect to any “employee pension benefit plan,” if any, as such term is defined in Section 3(2) of ERISA, which is not listed in Section 7.15(a) but which is sponsored, maintained, or contributed to, or, to the Knowledge of IPS, has been sponsored, maintained, or contributed to within six years prior to the Closing Date, by IPS or any ERISA Affiliate of IPS, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the Pension Benefit Guaranty Corporation has been incurred by any ERISA Affiliate, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.
     (p) To the Knowledge of IPS, each such Benefit Plan that is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.
     (q) No Benefit Plan of Compete or any ERISA Affiliate of IPS that is a Foreign Plan is a defined benefit pension plan or a similar type of accrual-based plan.

With respect to each such Benefit Plan that is a Foreign Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly reflected in accordance with GAAP, on the financial statements of IPS or its Subsidiaries. Except as set forth in Section 7.15(q) of the IPS Disclosure Schedule, the contribution and benefit liabilities of IPS or any of its Subsidiaries respecting each Benefit Plan that is a Foreign Plan are fully funded based upon applicable accounting, valuation and/or actuarial methodology contained in the most recent accounting, valuation and/or actuarial report respecting such Foreign Plan.
     Section 7.16 Material Contracts.
     (a) Except as specifically set forth in Section 7.16(a) of the IPS Disclosure Schedule, neither IPS nor any of its Subsidiaries is a party to or bound by any Contract that is of a type described below (collectively, the “IPS Material Contracts”):
     (i) any lease (whether of real or personal property, but excluding personal property leases with annual rental obligations of $1,000,000 or less or that may be terminated without penalty within 90 days or less);
     (ii) except pursuant to purchase orders issued in the ordinary course of business, any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provided for aggregate payments by IPS or any of its Subsidiaries of $1,000,000 or more in 2004 or the five-month period ended May 31, 2005;
     (iii) any sales, distribution or other similar agreement providing for the sale by IPS or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provided for aggregate payments to IPS or any of its Subsidiaries of $1,000,000 or more in 2004 or the five-month period ended May 31, 2005;
     (iv) any partnership, joint venture or other similar agreement or arrangement;
     (v) any Contract pursuant to which any third party has rights to own or use any material asset of IPS or any of its Subsidiaries, including any Intellectual Property Right the exclusive use of which is material to IPS and its Subsidiaries taken as a whole;
     (vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or other right to purchase any of the material assets of IPS or any of its Subsidiaries;
     (vii) any agreement relating to Indebtedness for borrowed money, guaranties of Indebtedness for borrowed money and letters of credit or similar instruments (in any case, whether incurred, assumed, guaranteed or secured by any asset of IPS or any of its Subsidiaries) other than accruals recorded in the ordinary course of business;
     (viii) any material license, franchise or similar agreement material to the business of IPS and its Subsidiaries, taken as a whole;
     (ix) any agency, dealer, sales representative, marketing or other similar agreement material to the business of IPS and its Subsidiaries, taken as a whole;
     (x) any agreement with any director or executive officer of IPS or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or executive officer;
     (xi) any management service, consulting or any other similar type of agreement material to the business of IPS and its Subsidiaries, taken as a whole;
     (xii) any employment, consulting, deferred compensation, severance, bonus, retirement or other similar agreement or plan in effect as of the date hereof (including in respect of any advances or loans to any employees but excluding loans under IPS’s 401(k) plans) and entered into or adopted by IPS or any of its Subsidiaries;
     (xiii) any Contract involving foreign currency transactions entered into for the purpose of hedging any currency or pricing risk;
     (xiv) all confidentiality agreements not made in the ordinary course of business other than in connection with acquisitions considered by IPS or any of its Subsidiaries and all non-competition agreements that restricts the nature or duration of, or imposes any geographic limitations on, any business that could be conducted by IPS or any of its Subsidiaries; or
     (xv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business of IPS or its Subsidiaries that is material to IPS and its Subsidiaries or their respective businesses, taken as a whole.
     (b) Each IPS Material Contract disclosed in or required to be disclosed in Section 7.16(a) of the IPS Disclosure Schedule is a valid and binding agreement of IPS or its Subsidiaries, as applicable and, to the Knowledge of IPS, each other party thereto, enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Neither IPS nor its Subsidiaries, as applicable, nor, to the Knowledge of IPS, any other party to any such IPS Material Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such IPS Material Contract. IPS has delivered or made available to the other Combining Companies true and complete originals or copies of all IPS Material Contracts disclosed in or required to be disclosed in Section 7.16(a) of the IPS Disclosure Schedule.
     Section 7.17 Real Property.
     (a) Section 7.17(a) of the IPS Disclosure Schedule contains a complete and correct list of all real property owned by IPS or any of its Subsidiaries (the “IPS Owned Real Property”) setting forth the address and owner of each parcel of IPS Owned Real Property. IPS or its Subsidiary has good, valid and indefeasible fee simple title to IPS Owned Real Property indicated on Section 7.17(a) of the IPS Disclosure Schedule as being owned by it, free and clear of all Liens other than Permitted Liens and Liens set forth on Section 7.17(a) of the IPS Disclosure Schedule. There are no outstanding options or rights of first refusal to purchase the IPS Owned Real Property, or any portion thereof or interest therein.
     (b) Leases. Section 7.17(b) of the IPS Disclosure Schedule contains a complete and correct list of all real property leased by IPS or any of its Subsidiaries (the “IPS Leased Real Property,” and together with the IPS Owned Real Property, the “IPS Real Property”) setting forth the address, landlord and tenant for each lease comprising the IPS Leased Real Property. Each material lease comprising the IPS Leased Real Property is legal, valid, binding, enforceable, and in full force and effect against IPS or its Subsidiaries, as applicable, and, to the Knowledge of IPS, against each other party thereto. Except as set forth in Section 7.17(b) of the IPS Disclosure Schedule, to the Knowledge of IPS, each lease comprising the IPS Leased Real Property grants IPS or its Subsidiaries, as applicable, the exclusive right to use and occupy the demised premises thereunder. IPS or its Subsidiaries, as applicable, have a valid leasehold interest under each such material lease.
     (c) No Proceedings. There are no eminent domain or other similar proceedings pending or, to the Knowledge of IPS, threatened affecting any portion of the IPS Owned Real Property or, to the Knowledge of IPS, the IPS Leased Real Property.
     Section 7.18 Absence of Certain Changes. Except as set forth in Section 7.18 of the IPS Disclosure Schedule or in connection with the transactions contemplated by this Agreement, since June 30, 2005, IPS and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices and there has not been any event, occurrence, development or circumstances which has had or which is reasonably expected to have (a) a Material Adverse Effect on IPS or (b) would have constituted a violation of any covenants of IPS hereunder included in Section 8.2 had such covenant applied to it since June 30, 2005. Since June 30, 2005, there has not occurred any damage, destruction or casualty loss resulting in Damages exceeding $1,000,000 in the aggregate (whether or not covered by insurance) with respect to any asset owned or operated by IPS or any of its Subsidiaries.
     Section 7.19 Insurance Coverage. Section 7.19 of the IPS Disclosure Schedule, contains a list of all of the insurance policies and fidelity bonds covering the assets, business, operations, employees, officers and directors and its Subsidiaries. There is no material claim by IPS or any of its Subsidiaries pending under any of such policies or bonds as to which IPS or any of its Subsidiaries has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights. All premiums due and payable under all such policies and bonds have been paid, and IPS and its Subsidiaries have complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. To the Knowledge of IPS, there is no threat of termination of, or material premium increase with respect to, any of such policies or bonds.
     Section 7.20 Affiliate Transactions.
     (a) Except as set forth in Section 7.20(a) of the IPS Disclosure Schedule, there are no outstanding payables, receivables, loans, advances and other similar accounts between IPS or any of its Subsidiaries, on the one hand, and any of its Affiliates, on the other hand, relating to business of IPS or its Subsidiaries.
     (b) Except as set forth in Section 7.20(b) of the IPS Disclosure Schedule, to the Knowledge of IPS, no director or executive officer of IPS possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, or competitor of IPS or its Subsidiaries. Ownership of 1% or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 7.20(b).
     Section 7.21 Customer, Supplier and Employee Relations. Section 7.21 of the IPS Disclosure Schedule, includes a complete and correct list of (a) all customers of the business of IPS and its Subsidiaries who made aggregate purchases in excess of 5% of the total consolidated revenues of IPS and its Subsidiaries during calendar year 2004 and/or for the five months ended May 31, 2005 and (b) all suppliers with a relationship with IPS and/or its Subsidiaries, the termination of which would have an adverse effect that is material to the business of IPS and its Subsidiaries taken as a whole. Except as set forth in Section 7.21 of the IPS Disclosure Schedule, none of such customers or suppliers, or officers or senior managers of IPS and/or its Subsidiaries has canceled, terminated or otherwise materially altered or notified IPS or its Subsidiaries of any intention to cancel, terminate or materially alter its relationship with IPS or its Subsidiaries since December 31, 2004.
     Section 7.22 Other Employment Matters.
     (a) Except as set forth in Section 7.22(a) of the IPS Disclosure Schedule, neither IPS nor any of its Subsidiaries is a party to any labor or collective bargaining agreement.
     (b) No labor organization or group of IPS, its Subsidiaries or any of their respective employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of IPS, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there is no organizing activity involving IPS or any of its Subsidiaries or, to the Knowledge of IPS, threatened by any labor organization or group of employees.
     (c) There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the Knowledge of IPS, threatened against or involving IPS or any of its Subsidiaries.
     (d) There are no complaints, charges or claims against IPS or any of its Subsidiaries pending or, to the Knowledge of IPS, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by IPS or any of its Subsidiaries, of any Person, including any claim for workers’ compensation.
     (e) IPS and its Subsidiaries are in compliance in all material respects with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice.
     (f) Section 7.22(f) of the IPS Disclosure Schedule contains a complete and accurate list of the following information for each executive officer and each other employee (with annual base compensation in excess of $150,000 or officer of IPS or its Subsidiaries, including each such executive officer or employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since June 30, 2005; and all bonuses and any other amounts to be paid by IPS or its Subsidiaries at or in connection with the Closing.
     (g) Except as set forth in Section 7.22(g) of the IPS Disclosure Schedule, to the Knowledge of IPS, no employee, officer or director of IPS or its Subsidiaries is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee, officer or director of IPS or its Subsidiaries or (ii) the ability of the IPS Surviving Company to conduct the business of IPS and its Subsidiaries after the Closing Date.
     Section 7.23 Product and Service Warranties; Liability Defects; Liability. Except as set forth in Section 7.23 of the IPS Disclosure Schedule, each product manufactured, sold, leased, delivered or installed or services performed by IPS or its Subsidiaries prior to the Closing has complied with and conformed in all material respects to (a) all applicable federal, state, local or foreign laws and regulations and (b) contractual commitments and all applicable warranties of IPS and its Subsidiaries except for any failures to so comply or conform for which an adequate aggregate reserve is set forth on the Latest IPS Balance Sheet. Section 7.23 of the IPS Disclosure Schedule sets forth the expense related to warranty claims for IPS and its Subsidiaries for 2004 and the five-month period ended May 31, 2005.
     Section 7.24 Finders’ Fees. Except for Houlihan Lokey Howard & Zukin and Bernstein Conklin & Balcombe, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of IPS or its

Subsidiaries or their Affiliates who might be entitled to any fee or other commission payable by IPS or its Subsidiaries in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.
     Section 7.25 Fairness Opinion. IPS has received the written opinion of Houlihan Lokey Howard & Zukin that the percentage of shares of IPS Common Stock to be held by the stockholders of IPS as a result of the consummation of the Mergers contemplated by this Agreement is fair to the stockholders (other than SCF) IPS from a financial point of view.
     Section 7.26 Merger Sub Matters. Each of Merger Sub-CES and Merger Sub-IEM is a newly formed Delaware limited liability company organized specifically for the purpose of consummating the Complete Merger and the I.E. Miller Merger and has not otherwise conducted any business or operations, and immediately prior to the Effective Time, has no liabilities, except in connection with its formation and this Agreement, and is not a party to any Contract, other than its charter documents, this Agreement, and the Certificate of Merger to filed in connection with the Complete Merger and I.E. Miller Merger.
     Section 7.27 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article VII, IPS makes no representation or warranty, express or implied, at law or in equity, in respect of IPS or any of its Subsidiaries, or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE VIII
COVENANTS
     Section 8.1 Ordinary Course of Business. Except as otherwise consented to in writing by all of the Combining Companies (other than the Combining Company requesting such consent) or as otherwise contemplated herein, between the date of this Agreement and the earlier to occur of the Effective Time or the termination of this Agreement, each of Complete, I.E. Miller and IPS will, and will cause its Subsidiaries to, carry on its business diligently and in the ordinary and usual course and consistent with past practice, and, without limiting the generality of the foregoing, each of Complete, I.E. Miller and IPS will, and will cause its Subsidiaries to, use commercially reasonable efforts to preserve its business organization intact, keep available the services of its present executive officers and employees and preserve its present relationships with persons having business dealings with it. At the request of any Combining Company, the Combining Companies will confer with each other concerning operational matters of a material nature and report periodically to each other concerning its business, operations and finances.
     Section 8.2 Restricted Activities and Transactions. Except as otherwise contemplated herein or as set forth in the respective disclosure schedule of the parties hereto or as otherwise consented to in writing by all of the Combining Companies (other than the Combining Company requesting such consent), between the date of this Agreement and the earlier to occur of the Effective Time or the termination of this Agreement, neither IPS, Complete nor I.E. Miller will, nor will each such corporation allow any of its Subsidiaries to:

     (a) Issue or commit to issue any of its capital stock or other ownership or equity interests other than in connection with the exercise of options, warrants or convertible securities existing on the date hereof and listed in their respective Disclosure Schedule;
     (b) Grant or commit to grant any options, warrants, convertible securities or other rights to subscribe for, purchase or otherwise acquire any shares of its capital stock or other ownership or equity interests other than pursuant to existing stock option plans to new employees (other than executive officers) consistent with past practice;
     (c) Declare, set aside, or pay any dividend or distribution or make any other payment with respect to its capital stock or other ownership interests;
     (d) Directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any of its Capital Stock;
     (e) Effect a split or reclassification of any of its Capital Stock or a recapitalization or other reorganization;
     (f) Amend or otherwise alter its certificate of incorporation, by-laws, or other governing instruments;
     (g) Enter into or make any change in any of its employee benefit plans or grant any increase in compensation (other than increases in compensation in the ordinary course of business for field and office personnel who are not managers or executives), or except in the ordinary course of business consistent with past practice, provide any severance arrangement involving any of its employees, officers or directors;
     (h) Except as set forth in Section 8.2(h) of the Complete Disclosure Schedule, acquire control or ownership in any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or substantially all of the assets of any of the foregoing;
     (i) Except in the ordinary course of business consistent with past practice or with respect to budgeted capital expenditures, enter into or agree to enter into any agreement or transaction involving the incurrence of an obligation to pay an amount in excess of an aggregate of $1,000,000;
     (j) Create, assume or permit to exist any Lien (other than Permitted Liens) on any of its assets, tangible or intangible, except (i) as permitted under its existing credit facilities and any renewals, modifications or rearrangements thereof on terms and conditions not materially less favorable to the respective borrower or (ii) in the ordinary course of business consistent with past practice;
     (k) Except in the ordinary course of business consistent with past practice, (i) borrow, or agree to borrow any funds or voluntarily incur, assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or liability (absolute or contingent) in excess of $1,000,000, except as permitted under its existing credit facilities and in connection with any renewal, modification or rearrangement thereof which is on terms and conditions not materially less favorable to the respective borrower and which does not provide for an increase in the maximum borrowing amount, (ii) cancel or agree to cancel any debts or claims, (iii) lease, sublease, sell or transfer, agree to sublease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights having a fair market value in excess of $1,000,000 or (iv) make or permit any adverse amendment to the respective Combining Company, or termination of, any Complete Material Contract, I.E. Miller Material Contract or IPS Material Contract;
     (l) Settle any threatened or pending litigation that is not fully covered by insurance other than for immaterial consideration or for an amount less than that reserved as of the date hereof for such litigation on its books and records;
     (m) Make any change in accounting methods or practices (including changes in reserve or accrual policies), except as required by GAAP or other applicable Law;
     (n) Terminate or close any facility, business or operation;
     (o) Enter into or agree to be bound by any agreement or permit an Affiliate to enter into or agree to be bound by any agreement with any of its directors, officers, employees or Affiliates that will continue subsequent to the Effective Time, other than as contemplated by this Agreement or in the ordinary course of business consistent with past practice; or
     (p) Commit itself to do any of the foregoing.
     Section 8.3 Insurance. Except as otherwise consented to in writing by all of the Combining Companies (other than the Combining Company requesting such consent), between the date of this Agreement and the earlier to occur of the Effective Time or the termination of this Agreement, each of IPS, Complete and I.E. Miller will use commercially reasonable efforts to maintain in full force and effect all policies of insurance which are currently in effect (or policies with comparable coverage and comparable amounts of coverage).
     Section 8.4 Confidentiality. Each of the parties hereto will keep strictly confidential any and all information furnished to one of them or their representatives by another or their representatives in connection with the transactions contemplated by this Agreement, and the business and financial reviews and investigations referred to in Section 8.7, except for information, if any, that (i) is or becomes generally available to the public in a manner other than as a result of a disclosure by the party receiving the information; (ii) was available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the party providing the information; or (iii) is or becomes available to the receiving party on a non-confidential basis from a source other than the informing party unless that source is bound by a confidentiality agreement with the informing party. If this Agreement is terminated pursuant to Section 10.1 hereof, each of the parties hereto will promptly deliver to the others or destroy (and certify as to such delivery or destruction) all originals and copies of documents, work papers and other written material concerning the others and obtained from the others, their agents, employees or representatives in connection with such negotiations and such business and financial reviews and investigations.
     Section 8.5 Regulatory Matters. Each of the parties hereto agrees to make any necessary filings on a timely basis with respect to applicable laws and will use its reasonable best efforts to obtain any regulatory approvals which may be required to consummate the transactions contemplated herein. If a stockholder of IPS, Complete or I.E. Miller is required to make a filing under any such laws in connection with the transactions contemplated by this Agreement, the filing fees of such stockholder shall be borne by the Combining Companies based on the following percentages: CES – 55.6%; IPS – 35.5%; and I.E. Miller – 8.9%.
     Section 8.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions as contemplated by this Agreement and to cooperate in connection with the foregoing, including commercially reasonable efforts:
     (a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements and other instruments and obligations;
     (b) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state, provincial or local statute;
     (c) to defend all lawsuits or other legal proceedings initiated by a third party challenging this Agreement or the consummation of the transactions as contemplated hereby;
     (d) to effect promptly any necessary filings and notifications and prompt submissions of any information requested by Governmental Authorities; and
     (e) to solicit the required consent or approval from such party’s stockholders with respect to the transactions contemplated hereby.
     Section 8.7 Access to Information. From the date hereof to the Effective Time, each of the parties hereto shall cause its respective officers, directors, employees and agents to afford the officers, employees and representatives of the others, complete access at all reasonable times to its respective officers, employees, agents, properties, books and records, and shall furnish the others all financial, operating and other data and information as the others, through their officers, employees or representatives, may reasonably request.
     Section 8.8 Tax Treatment. Each of the Mergers is intended to constitute a reorganization within the meaning of section 368(a) of the Code, and this Agreement is intended to constitute a plan of reorganization with respect to each of the Mergers within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all commercially reasonable efforts to cause each of the Mergers to qualify, and no party hereto shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent either of the Mergers from qualifying, as a reorganization within the meaning of section 368(a) of the Code.
     Section 8.9 Agreements. Each of Complete, I.E. Miller and IPS shall terminate prior to the Effective Time the agreements listed on Schedule 8.9.
     Section 8.10 Notification of Certain Matters. Each of Complete, I.E. Miller and IPS shall give prompt notice of (i) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such company contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of any such Combining Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) any material adverse change in the business, operations, operating results or condition (financial or otherwise) of such Combining Company and its Subsidiaries, taken as a whole. The delivery or deemed delivery of any notice pursuant to this Section 8.10 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Article IX, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     Section 8.11 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, none of the Combining Companies will, and the Combining Companies will cause their respective Subsidiaries not to, and no Combining Company will authorize or permit any of its stockholders or any of their respective Affiliates, or any of its officers or directors or their respective Affiliates, or any representative of any of the foregoing (including financial advisors, investment bankers, agents, attorneys, employees or consultants) to, take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to any Person, or enter into any agreement with any Person, other than the other Combining Companies (and their Affiliates and representatives), concerning any purchase of any Capital Stock of such Combining Company or any merger, asset sale or similar transaction involving a change in control of such Combining Company or that would frustrate the purposes of this Agreement. Each Combining Company will disclose to other Combining Companies the existence or occurrence of any proposal (written or oral) or contact which they or any of their Affiliates or representatives described above may receive in respect of any such transaction and the identity of the Person from whom such a proposal or contact is received.
     Section 8.12 Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.
     Section 8.13 Indemnification.
     (a) IPS agrees that all rights to indemnification under the certificate of incorporation or bylaws of Complete and I.E. Miller and the indemnification Contracts, if any, of Complete and I.E. Miller existing in favor of those Persons who are, or were, directors and officers of Complete or I.E. Miller at or prior to the date of this Agreement

(the “Indemnified Persons”) shall survive the Mergers solely with respect to indemnifiable claims arising from acts or omissions prior to the Effective Time, and IPS shall cause the Complete Surviving Company and I.E. Miller Surviving Company to fulfill and honor in all respects such indemnification obligations in accordance with their terms solely with respect to indemnifiable claims arising from acts or omissions prior to the Effective Time, for a period of six (6) years from the Effective Time. Subject to any limitation imposed from time to time under applicable Law, the provisions with respect to indemnification set forth in the certificate of formation and limited liability company agreement of the Complete Surviving Company and I.E. Miller Surviving Company shall be substantially similar to those set forth in the Complete and I.E. Miller articles of incorporation and bylaws, including coverage for former directors and officers of Complete and I.E. Miller, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person.
     (b) From the Effective Time until the sixth anniversary of the Effective Time (the “Tail Period”), IPS shall cause the Complete Surviving Company and I.E. Miller Surviving Company to maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, a “tail” policy (the “Tail Policy”) based on the existing policy of directors’ and officers’ liability insurance maintained by Complete and I.E. Miller as of the date of this Agreement (the “Existing Policy”); provided, however, that (i) the Complete Surviving Company and I.E. Miller Surviving Company may substitute for the Tail Policy a policy or policies of comparable coverage and (ii) the Complete Surviving Company and I.E. Miller Surviving Company shall not be required to pay, for the Tail Period, an aggregate premium for the Tail Policy (or for any substitute policies) in excess of two hundred percent (200%) of the premium for the Existing Policy. In the event any future premium for the Tail Policy (or any substitute policies) exceeds two hundred percent (200%) of the premium for the Existing Policy, the Complete Surviving Company and I.E. Miller Surviving Company shall be entitled to reduce the amount of coverage of the Tail Policy (or any substitute policies) to the greatest amount of coverage that can be obtained for a premium equal to two hundred percent (200%) of the premium for the Existing Policy.
     (c) The provisions of this Section 8.13 are intended to be an addition to the rights otherwise available to the current and former officers and directors of Complete, I.E. Miller and their Subsidiaries by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and shall be binding on all successors and assigns of IPS, Complete Surviving Company and I.E. Miller Surviving Company.
ARTICLE IX
CONDITIONS
     Section 9.1 Conditions to Obligations of Each Party. Notwithstanding any other provision of this Agreement, the respective obligations of each party to effect the Mergers and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
     (a) No order shall have been entered and remain in effect in any action or proceeding before any federal, foreign, state or provincial court or governmental agency or other federal, foreign, state or provincial regulatory or administrative agency or commission that restrains or prevents or makes illegal the consummation of the Mergers;
     (b) All approvals of Governmental Authorities necessary for the consummation of the Mergers or the transactions contemplated in connection therewith shall have been obtained, including approvals and filings required under applicable securities laws;
     (c) SCF and the stockholders of Complete owning a majority of Complete Common Stock (other than the Complete Common Stock owned by SCF) shall have executed the consent substantially in the form attached as Exhibit C hereto;
     (d) SCF and the stockholders of I.E. Miller owning a majority of I.E. Miller Common Stock (other than the I.E. Miller Common Stock owned by SCF) shall have executed the consent substantially in the form attached as Exhibit D hereto;
     (e) SCF and the stockholders of IPS owning a majority of IPS Common Stock (other than the IPS Common Stock owned by SCF) shall have executed the consent substantially in the form attached as Exhibit E hereto;
     (f) Other than with respect to filing certificates of merger to effect the Mergers, all conditions precedent to the closing of the Financing shall have been satisfied;
     (g) All actions shall have been taken and all conditions necessary to effect each of the Mergers shall have been satisfied other than the filings with Governmental Authorities required to effect the Mergers;
     (h) Each of IPS, Complete and I.E. Miller shall have received an opinion of Vinson & Elkins L.L.P. to the effect that for United States federal income tax purposes (i) each of the Mergers will be treated as a reorganization within the meaning of section 368(a) of the Code, (ii) no gain or loss will be recognized to IPS, Complete or I.E. Miller by reason of the Mergers, and (iii) no gain or loss will be recognized to any stockholder of Complete or I.E. Miller upon the exchange of shares of Complete Common Stock or I.E. Miller Common Stock, respectively, for IPS Common Stock pursuant to the Mergers, except with respect to any cash received in lieu of a fractional share interest in IPS Common Stock or received as part of the Dividend. Such opinion will be conditioned upon the receipt and accuracy of certain representations of IPS, Complete and I.E. Miller contained in certificates of officers of IPS, Complete and I.E. Miller, respectively.
     (i) The board of directors of IPS as of the Effective Time shall consist of the persons set forth on Schedule 9.1(i).

     (j) SCF shall have entered into (i) a termination agreement with IPS pursuant to which SCF agrees to terminate, cancel and relinquish all of its rights and interest remaining under that certain Warrant dated March 30, 2004 issued by IPS and none of such warrants shall have been exercised after the date hereof and (ii) a termination agreement with I.E. Miller pursuant to which SCF agrees to terminate, cancel and relinquish all of its rights and interest remaining under that certain Warrant No. 1 dated August 31, 2004 issued by I.E. Miller, in each case, including any remaining warrants thereunder and none of such warrants shall have been exercised after the date hereof.
     (k) I.E. Miller & Company, L.L.C. shall have entered into a termination agreement with I.E. Miller pursuant to which I.E. Miller & Company, L.L.C. agrees to terminate, cancel and relinquish all of its rights and interest remaining under that certain Warrant No. 2 dated August 29, 2004 issued by I.E. Miller, including any remaining warrants thereunder and none of such warrants shall have been exercised after the date hereof.
     (l) Wells Fargo Energy Capital, Inc. shall have (i) entered into a termination agreement with I.E. Miller pursuant to which Wells Fargo Energy Capital, Inc. agrees to terminate, cancel and relinquish all of its rights and interest remaining under that certain Warrant No. 3 dated August 31, 2004 issued by I.E. Miller, including any remaining warrants thereunder and none of such warrants shall have been exercised after the date hereof and (ii) exercised its rights in full under that certain Warrant to purchase 838 shares of I.E. Miller Common Stock dated August 31, 2004 issued by I.E. Miller.
     (m) Amegy Bank of Texas, N.A. (f/k/a Southwest Bank of Texas, N.A.) shall have (i) entered into a termination agreement with I.E. Miller pursuant to which Amegy Bank of Texas, N.A. agrees to terminate, cancel and relinquish all of its rights and interest remaining under that certain Warrant No. 4 dated August 31, 2004 issued by I.E. Miller, including any remaining warrants thereunder and none of such warrants shall have been exercised after the date hereof and (ii) exercised its rights in full under that certain Warrant to purchase 412 shares of I.E. Miller Common Stock dated August 31, 2004 issued by I.E. Miller.
     Section 9.2 Conditions to the Obligations of Complete. Notwithstanding any other provision of this Agreement, the obligations of Complete to effect the Complete Merger and the other transactions contemplated hereby are subject to the fulfillment (unless expressly waived in writing by Complete, in its sole discretion, except as otherwise required by Law) at or prior to the Closing Date of the following conditions:
     (a) The representations and warranties of I.E. Miller contained Article VI hereof shall be true and correct in all respects (determined without reference to any qualifier of any representation or warranty with respect to “materiality,” “Material Adverse Effect” or other similar concepts) as of the Closing Date with the same effect as if made thereon (except for representations and warranties as of a specified date which shall remain true and correct as of such date), except for breaches or inaccuracies which, individually or in the aggregate, would not have or would not reasonably likely to have a Material Adverse Effect on I.E. Miller; provided, however, such Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 6.3, which shall be true and correct in all respects;
     (b) The representations and warranties of IPS contained in Article VII hereof shall be true and correct in all respects (determined without reference to any qualifier of any representation or warranty with respect to “materiality,” “Material Adverse Effect” or other similar concepts) as of the Closing Date with the same effect as if made thereon (except for representations and warranties as of a specified date which shall remain true and correct as of such date), except for breaches or inaccuracies which, individually or in the aggregate, would not have or would not reasonably likely to have a Material Adverse Effect on IPS; provided, however, such Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 7.3, which shall be true and correct in all respects;
     (c) The agreements and covenants of I.E. Miller, IPS, Merger Sub-CES and Merger Sub-IEM contained in this Agreement which are to complied with or performed on or before the Closing Date shall have been performed or complied with in all material respects;
     (d) No event, condition, development or circumstances has occurred which, individually or in the aggregate, has had or would reasonably likely to have a Material Adverse Effect on I.E. Miller or IPS;
     (e) IPS shall have (i) duly adopted, together with the requisite IPS stockholders, and filed the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit F with the Secretary of State of Delaware and (ii) adopted the Amended and Restated Bylaws of IPS in the form attached hereto as Exhibit G;
     (f) The Amended and Restated Stockholders Agreement of IPS substantially in the form attached hereto as Exhibit A shall have been duly approved by IPS, together with the requisite IPS stockholders such that all of the IPS stockholders immediately prior to the Effective Time shall be bound thereby, and executed and delivered by IPS and all of the stockholders of I.E. Miller in existence immediately prior to the Effective Time;
     (g) [Intentionally Omitted]
     (h) Each of I.E. Miller and IPS shall have paid, or caused to be paid, all of the outstanding liabilities, obligations, and indebtedness identified on Schedule 9.2(h) next to such party’s name, except as otherwise provided in such Schedule and, in connection with such repayment of indebtedness, each of I.E. Miller and IPS shall have secured terminations and releases of (i) all applicable Liens (other than Permitted Liens) on any assets of I.E. Miller or IPS securing such indebtedness and (ii) all associated guaranties of the stockholders of I.E. Miller and IPS with respect to such indebtedness;
     (i) Each of the non-governmental consents and approvals with respect to I.E. Miller, IPS, Merger Sub-CES and Merger Sub-IEM that are required to consummate the transactions contemplated by this Agreement and set forth on Schedule 9.2(i) next to such party’s name shall have been obtained;
     (j) Opinions of counsel to each of the Independent Committees of I.E. Miller and IPS as to the matters set forth on Schedule 9.2(j) shall have been delivered to Complete.
     Section 9.3 Conditions to the Obligations of I.E. Miller. Notwithstanding any other provision of this Agreement, the obligations of I.E. Miller to effect the I.E. Miller Merger and the other transactions contemplated hereby are subject to the fulfillment (unless expressly waived in writing by I.E. Miller, in its sole discretion, except as otherwise required by Law) at or prior to the Closing Date of the following conditions:
     (a) The representations and warranties of Complete contained Article V hereof shall be true and correct in all respects (determined without reference to any qualifier of any representation or warranty with respect to “materiality,” “Material Adverse Effect” or other similar concepts) as of the Closing Date with the same effect as if made thereon (except for representations and warranties as of a specified date which shall remain true and correct as of such date), except for breaches or inaccuracies which, individually or in the aggregate, would not have or would not reasonably likely to have a Material Adverse Effect on Complete; provided, however, such Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 5.3, which shall be true and correct in all respects;
     (b) The representations and warranties of IPS contained in Article VII hereof shall be true and correct in all respects (determined without reference to any qualifier of any representation or warranty with respect to “materiality,” “Material Adverse Effect” or other similar concepts) as of the Closing Date with the same effect as if made thereon (except for representations and warranties as of a specified date which shall remain true and correct as of such date), except for breaches or inaccuracies which, individually or in the aggregate, would not have or would not reasonably likely to have a Material Adverse Effect on IPS; provided, however, such Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 7.3, which shall be true and correct in all respects;
     (c) The agreements and covenants of Complete, IPS, Merger Sub-CES and Merger Sub-IEM contained in this Agreement which are to complied with or performed on or before the Closing Date shall have been performed or complied with in all material respects;
     (d) No event, condition, development or circumstances has occurred which, individually or in the aggregate, has had or would reasonably likely to have a Material Adverse Effect on Complete or IPS;
     (e) IPS shall have (i) duly adopted, together with the requisite IPS stockholders, and filed the Amended and Restated Certificate of Incorporation in the

form attached hereto as Exhibit F with the Secretary of State of Delaware and (ii) adopted the Amended and Restated Bylaws of IPS in the form attached hereto as Exhibit G;
     (f) The Amended and Restated Stockholders Agreement of IPS substantially in the form attached hereto as Exhibit A shall have been duly approved by IPS, together with the requisite IPS stockholders such that all of the IPS stockholders immediately prior to the Effective Time shall be bound thereby, and executed and delivered by IPS and all of the stockholders of Complete in existence immediately prior to the Effective Time;
     (g) [Intentionally Omitted]
     (h) Each of Complete and IPS shall have paid, or caused to be paid, all of the outstanding liabilities, obligations, and indebtedness identified on Schedule 9.2(h) next to such party’s name, except as otherwise provided in such Schedule and, in connection with such repayment of indebtedness, each of Complete and IPS shall have secured terminations and releases of (i) all applicable Liens (other than Permitted Liens) on any assets of Complete or IPS securing such indebtedness and (ii) all associated guaranties of the stockholders of Complete and IPS with respect to such indebtedness;
     (i) Each of the non-governmental consents and approvals with respect to Complete, IPS, Merger Sub-CES and Merger Sub-IEM that are required to consummate the transactions contemplated by this Agreement and set forth on Schedule 9.2(i) next to such party’s name shall have been obtained; and
     (j) Opinions of counsel to each of the Independent Committees of Complete and IPS as to the matters set forth on Schedule 9.2(j) shall have been delivered to I.E. Miller.
     Section 9.4 Conditions to the Obligations of IPS and Merger Subs. Notwithstanding any other provision of this Agreement, the obligations of IPS, Merger Sub-CES and Merger Sub-IEM to effect the Mergers and the other transactions contemplated hereby are subject to the fulfillment (unless expressly waived in writing by IPS, in its sole discretion, except as otherwise required by Law) at or prior to the Closing Date of the following conditions:
     (a) The representations and warranties of Complete contained Article V hereof shall be true and correct in all respects (determined without reference to any qualifier of any representation or warranty with respect to “materiality,” “Material Adverse Effect” or other similar concepts) as of the Closing Date with the same effect as if made thereon (except for representations and warranties as of a specified date which shall remain true and correct as of such date), except for breaches or inaccuracies which, individually or in the aggregate, would not have or would not reasonably likely to have a Material Adverse Effect on Complete; provided, however, such Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 5.3, which shall be true and correct in all respects;
     (b) The representations and warranties of I.E. Miller contained in Article VI hereof shall be true and correct in all respects (determined without reference to any qualifier of any representation or warranty with respect to “materiality,” “Material Adverse Effect” or other similar concepts) as of the Closing Date with the same effect as if made thereon (except for representations and warranties as of a specified date which shall remain true and correct as of such date), except for breaches or inaccuracies which, individually or in the aggregate, would not have or would not reasonably likely to have a Material Adverse Effect on I.E. Miller; provided, however, such Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 6.3, which shall be true and correct in all respects;
     (c) The agreements and covenants of Complete and I.E. Miller contained in this Agreement which are to complied with or performed on or before the Closing Date shall have been performed or complied with in all material respects;
     (d) No event, condition, development or circumstances has occurred which, individually or in the aggregate, has had or would reasonably likely to have a Material Adverse Effect on Complete or I.E. Miller;
     (e) The Amended and Restated Stockholders Agreement of IPS substantially in the form attached hereto as Exhibit A shall have been executed and delivered by all of the stockholders of Complete and I.E. Miller in existence immediately prior to the Effective Time;
     (f) [Intentionally Omitted]
     (g) Each of Complete and I.E. Miller shall have paid, or caused to be paid, all of the outstanding liabilities, obligations, and indebtedness identified on Schedule 9.2(h) next to such party’s name, except as otherwise provided in such Schedule and, in connection with such repayment of indebtedness, each of Complete and I.E. Miller shall have secured terminations and releases of (i) all applicable Liens (other than Permitted Liens) on any assets of Complete or I.E. Miller securing such indebtedness and (ii) all associated guaranties of the stockholders of Complete and I.E. Miller with respect to such indebtedness;
     (h) Each of the non-governmental consents and approvals with respect to Complete and I.E. Miller that are required to consummate the transactions contemplated by this Agreement and set forth on Schedule 9.2(i) next to such party’s name shall have been obtained; and
     (i) Opinions of counsel to each of the Independent Committees of Complete and I.E. Miller as to the matters set forth on Schedule 9.2(j) shall have been delivered to IPS.

ARTICLE X
TERMINATION
     Section 10.1 Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the applicable stockholders:
     (a) By any Combining Company hereto in the event of an the occurrence of a Material Adverse Effect on either of the other Combining Parties which is incapable of being cured, remedied or reversed within 90 days of such event, provided that the party desiring to terminate is not responsible for the occurrence of such Material Adverse Effect;
     (b) By any party hereto if the Effective Time shall not have occurred on or before September 30, 2005 (unless the Effective Time has not occurred as the result of a breach of the terms hereof by the party desiring to exercise the termination right);
     (c) By any party hereto if a final unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;
     (d) By mutual agreement of the board of directors of each of the Combining Companies.
     Section 10.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.1, the parties hereto shall have no obligation or liability to any other party hereto except the provisions of this Section and Sections 8.4, 11.5, 11.6, 11.8, 11.9, 11.10 and 11.11 hereof shall survive any such termination and, except as provided in this Section 10.2, all documents executed in connection with this Agreement shall be null and void.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof by action of the board of directors (with the approval of the applicable Independent Committee) of such party. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto; provided, that after this Agreement has been approved and adopted by the respective stockholders of the parties, as applicable, hereto, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL.
     Section 11.2 Nonsurvival of Representations and Warranties. No representation and warranty made in this Agreement shall survive the Effective Time. This Section 11.2 shall not limit the term of any covenant or agreement which by its terms contemplates performance after the Effective Time.
     Section 11.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, devisees and assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto, except with the prior written consent of the other parties.
     Section 11.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered in person, by cable, telegram, telex, or telecopy and shall be deemed to have been duly given three Business Days after deposit with a United States post office if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to IPS:
Integrated Production Services, Inc.
3700 Buffalo Speedway, Suite 620
Houston, Texas 77098
Attention: Chief Executive Officer
Facsimile: (713) 960-1313

with a copy to:

Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, Texas 77002
Attention: Frank Putman
Facsimile: (713) 276-6777

if to Complete:

Complete Energy Services, Inc.
14450 JFK Blvd., Suite 400
Houston, Texas 77032
Attention: Chief Executive Officer
Facsimile: (281) 582-9689

with a copy to:

Porter & Hedges, L.L.P.
1000 Main Street, 36th Floor
Houston, TX 77002
Attention: Chris A. Ferazzi and Richard L. Wynne
Facsimile: (713) 228-1331

if to I.E. Miller:

I.E. Miller Inc.
826 Industrial Lane
Eunice, Louisiana 70535
Attention: Chief Executive Officer
Facsimile: (337) 457-4468

with a copy to:

Phelps Dunbar, L.L.P.
City Plaza
445 North Boulevard, Suite 701
Baton Rouge, Louisiana 70802
Attention: Richard E. Matheny
Facsimile: (225) 381-9197
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.
     Section 11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the provisions of the DGCL and the DLLCA with respect to the Mergers and, with respect to other matters, in accordance with the substantive law of the State of Texas without giving effect to the principles of conflicts of law thereof.
     Section 11.6 Severability. If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner material to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.
     Section 11.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original document, but all of which together shall constitute one and the same agreement.
     Section 11.8 Headings. The Section headings herein are for convenience only and are not intended to be part of or to affect the meaning or interpretation of the Agreement.
     Section 11.9 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to any injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedies to which they are entitled at law or in equity. In addition, each of the parties hereto consents to submit itself to the personal jurisdiction of any federal or state court sitting in the State of Texas in the event any dispute arises out of this Agreement and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
     Section 11.10 Agreement; Third Party Beneficiaries. This Agreement, including the exhibits hereto and the documents, information supplied in writing, and instruments referred to herein, constitute the entire agreement and supersedes all other prior agreements, and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, including the exhibits hereto and the documents, information supplied in writing, and instruments referred to herein, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 11.11 Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by such party; provided, however, the Combining Companies shall pay or cause to be paid any shared out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereunder to the extent not specifically billed to one of the Combining Companies based on the following percentages: Complete—55.6%; I.E. Miller—8.9% and IPS—35.5%.

     IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

INTEGRATED PRODUCTION SERVICES, INC.

By:	/s/ Brian Moore

Name:	Brian Moore

Title:	President and Chief Executive Officer

COMPLETE ENERGY SERVICES, INC.

By:	/s/ Joseph C. Winkler

Name:	Joseph C. Winkler

Title:	President and Chief Executive Officer

COMPLETE ENERGY SERVICES, LLC

By:	/s/ Joseph C. Winkler

Name:	Joseph C. Winkler

Title:	President

I.E. MILLER SERVICES, INC.

By:	/s/ Sherry Flato

Name:	Sherry Flato

Title:	Vice President and Chief Financial Officer

I.E. MILLER SERVICES, LLC

By:	/s/ Joseph C. Winkler

Name:	Joseph C. Winkler

Title:	President